UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Preliminary Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by the Party other than the Registrant  ☒

Check the appropriate box:

☒	Preliminary Proxy Statement.

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

SPIRIT AIRLINES, INC.

(Name of Registrant as Specified In Its Charter)

JETBLUE AIRWAYS CORPORATION

SUNDOWN ACQUISITION CORP.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY COPY – SUBJECT TO COMPLETION, DATED MAY 16, 2022

SPECIAL MEETING OF STOCKHOLDERS

OF

SPIRIT AIRLINES, INC.

TO BE HELD ON JUNE 10, 2022

PROXY STATEMENT

OF

JETBLUE AIRWAYS CORPORATION

SUNDOWN ACQUISITION CORP.

SOLICITATION OF PROXIES IN OPPOSITION TO

THE PROPOSED ACQUISITION OF SPIRIT AIRLINES, INC.

BY FRONTIER GROUP HOLDINGS, INC.

This Proxy Statement (this “Proxy Statement”) and the enclosed BLUE proxy card are furnished by JetBlue Airways Corporation, a Delaware corporation (“JetBlue”, “we”, “our” or “us”), and Sundown Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of JetBlue (“JetBlue Merger Sub”) (for convenience purposes, throughout this Proxy Statement, we sometimes refer to JetBlue as the party soliciting proxies in connection herewith), in connection with our solicitation of proxies to be used at the special meeting (the “Special Meeting”) of stockholders of Spirit Airlines, Inc., a Delaware corporation (“Spirit”), to be held virtually, via live webcast on the Internet at www.virtualshareholdermeeting.com/SAVE2022SM, on June 10, 2022 at 9:00 a.m. Eastern Time, and at any adjournments or postponements thereof.

This Proxy Statement and the enclosed BLUE proxy card are first being mailed to Spirit stockholders on or about [●], 2022.

This solicitation is being made by JetBlue and not by or on behalf of the board of directors of Spirit (the “Spirit Board”).

Pursuant to this Proxy Statement, JetBlue is soliciting proxies from holders of common stock, par value $0.0001 per share (the “Shares”), of Spirit, to vote “AGAINST” the following matters at the Special Meeting: (1) a proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2022, as it may be amended from time to time (the “Frontier Merger Agreement”), among Spirit, Frontier Group Holdings, Inc., a Delaware corporation (“Frontier”), and Top Gun Acquisition Corp., a Delaware corporation (“Frontier Merger Sub” and such proposal, the “Frontier Merger Proposal”); (2) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s executive officers that is based on or otherwise relates to the Proposed Frontier Merger (as defined in this Proxy Statement) (the “Compensation Proposal”); and (3) a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Frontier Merger Proposal (the “Adjournment Proposal”) (each of  (1), (2) and (3), a “Special Meeting Proposal” and collectively, the “Special Meeting Proposals”).

The Frontier Merger Agreement contemplates that (1) Frontier Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation (the “Proposed Frontier Merger”), and (2) at the effective time of the Proposed Frontier Merger (the “Effective Time”), each outstanding Share (other than Shares held by Frontier, Spirit or their respective subsidiaries immediately prior to the effective time and Shares as to which dissenters’ rights have been properly perfected) will be converted into the right to receive $2.13 in cash, without interest, and 1.9126 shares of voting common stock, par value $0.001 per share, of Frontier (“Frontier common stock”). At the Effective Time, it is estimated in the definitive proxy statement filed by Spirit with the U.S. Securities and Exchange Commission (the “SEC”) on May 11, 2022 (as may be amended from time to time thereafter, the “Spirit Definitive Proxy Statement”) that Frontier stockholders will hold approximately 51.5%, and Spirit stockholders will hold approximately 48.5%, of the fully diluted shares of the combined company.

The Frontier Merger Agreement and the transactions contemplated therein (the “Proposed Frontier Transaction”), including the Proposed Frontier Merger, as well as the Special Meeting Proposals, are described in more detail in the Spirit Definitive Proxy Statement. According to the Spirit Definitive Proxy Statement, Spirit has set May 6, 2022 as the record date for determining those Spirit stockholders who will be entitled to vote at the Special Meeting (the “Record Date”), and the principal executive offices of Spirit are located at 2800 Executive Way, Miramar, Florida 33025.

On May 16, 2022, JetBlue commenced a tender offer for all of the outstanding Shares pursuant to which Spirit stockholders will receive $30.00 per share, net to the seller in cash, without interest and less any required withholding taxes, in exchange for each Share they own. Such tender offer is being made pursuant to the Offer to Purchase (our “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute our “Offer”), which were included as exhibits to the Tender Offer Statement on Schedule TO filed by JetBlue and JetBlue Merger Sub with the SEC on May 16, 2022 (as amended, the “Schedule TO”). Our Offer represents a premium of: (i) 38% over the closing price of $21.73 for Shares on February 4, 2022, the last trading day prior to the announcement of the Proposed Frontier Transaction and (ii) 36% over the closing price of $21.99 for Shares on April 4, 2022, the last trading day prior to the announcement of our proposal to acquire all of the outstanding Shares for $33.00 per Share in cash. Given the Spirit Board’s unwillingness to share necessary diligence or negotiate in good faith with us, the price per Share in our Offer is less than the price that we had offered to the Spirit Board on March 29, 2022. If the Spirit Board decides to constructively engage with us, we will work towards a consensual transaction to acquire all of the outstanding Shares for $33.00 per Share in cash, subject to receiving the information to support the higher price. Our Offer to Purchase describes our Offer more particularly, including conditions of our Offer. See Section 1—“Terms of our Offer” and Section 14 —“Conditions of our Offer” of our Offer to Purchase. The expiration date of our Offer is June 30, 2022, unless extended (the “Expiration Date”).

WE ARE DISTRIBUTING THIS PROXY STATEMENT IN ORDER TO URGE SPIRIT STOCKHOLDERS TO VOTE “AGAINST” EACH OF THE SPECIAL MEETING PROPOSALS BECAUSE WE BELIEVE THE PROPOSED FRONTIER TRANSACTION IS NOT THE BEST OPTION AVAILABLE TO THE SPIRIT STOCKHOLDERS. WE BELIEVE THAT THE CONSIDERATION TO BE PAID IN THE PROPOSED FRONTIER TRANSACTION IS INADEQUATE RELATIVE TO OUR OFFER, AND THE PROPOSED FRONTIER TRANSACTION DOES NOT CONTAIN REGULATORY COMMITMENTS THAT GIVE SPIRIT STOCKHOLDERS ANY CONFIDENCE THAT THE PROPOSED FRONTIER MERGER WILL BE CONSUMMATED. AS SUCH, WE BELIEVE OUR OFFER IS A SUPERIOR ALTERNATIVE.

WE ARE SOLICITING PROXIES FROM SPIRIT STOCKHOLDERS TO VOTE “AGAINST” EACH OF THE SPECIAL MEETING PROPOSALS. WE BELIEVE OUR $30.00 PER SHARE ALL-CASH OFFER IS A SUPERIOR ALTERNATIVE FOR SPIRIT STOCKHOLDERS BECAUSE, AMONG OTHER THINGS, IT PROVIDES SUPERIOR AND MORE CERTAIN FINANCIAL VALUE THAN THE PROPOSED FRONTIER TRANSACTION BECAUSE IT IS ALL CASH AND, DUE TO THE DIVESTITURE COMMITMENTS AND REVERSE BREAK-UP FEE THAT WE HAVE OFFERED TO THE SPIRIT BOARD, ENHANCED CLOSING CERTAINTY. IF YOU WANT TO PRESERVE YOUR OPPORTUNITY TO ACCEPT OUR SUPERIOR OFFER, VOTE “AGAINST” EACH OF THE SPECIAL MEETING PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY OR VOTING BY INTERNET OR TELEPHONE. A VOTE “AGAINST” THE FRONTIER MERGER PROPOSAL WILL NOT OBLIGATE YOU TO VOTE YOUR SHARES IN FAVOR OF ANY DEFINITIVE AGREEMENT PROVIDING FOR OUR OFFER.

WE BELIEVE THAT A VOTE “AGAINST” EACH OF THE SPECIAL MEETING PROPOSALS WILL SEND A CLEAR MESSAGE TO THE SPIRIT BOARD THAT YOU FIRMLY BELIEVE OUR OFFER IS A SUPERIOR PROPOSAL, THAT YOU DO NOT WANT THE PROPOSED FRONTIER TRANSACTION TO BE COMPLETED, AND THAT THE SPIRIT BOARD SHOULD INSTEAD ENGAGE IN GOOD FAITH WITH US TO NEGOTIATE AND EXECUTE A DEFINITIVE AGREEMENT WITH RESPECT TO OUR OFFER. REJECTION OF THE FRONTIER MERGER PROPOSAL BY THE SPIRIT STOCKHOLDERS WILL

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ALSO ALLOW SPIRIT TO TERMINATE THE FRONTIER MERGER AGREEMENT AND COMMENCE NEGOTIATIONS WITH US ON A TRANSACTION THAT IS IN THE BEST INTEREST OF SPIRIT STOCKHOLDERS.

WE ARE NOT ASKING YOU TO VOTE ON OUR OFFER AT THIS TIME. HOWEVER, IF THE PROPOSED FRONTIER TRANSACTION IS APPROVED, YOU WILL LOSE THE OPPORTUNITY TO CONSIDER OUR SUPERIOR PROPOSAL AND OFFER.

EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO SPIRIT, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE PRIOR TO THE SPECIAL MEETING. ONLY YOUR LATEST-DATED PROXY COUNTS. WE URGE YOU TO PROMPTLY VOTE “AGAINST” EACH OF THE SPECIAL MEETING PROPOSALS, BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF YOUR PROXY CARD IS MAILED IN THE UNITED STATES.

WE URGE YOU TO SEND THE SPIRIT BOARD A CLEAR MESSAGE THAT THE TRANSACTION WITH FRONTIER FOR A LOWER PRICE THAN REFLECTED IN OUR OFFER AND THAT DOES NOT HAVE MEANINGFUL REGULATORY COMMITMENTS ON THE PART OF FRONTIER IS NOT A DESIRED OUTCOME, AND THAT THE SPIRIT BOARD SHOULD TAKE ALL NECESSARY STEPS TO MAXIMIZE STOCKHOLDER VALUE AND ENGAGE IN GOOD FAITH WITH US. VOTE “AGAINST” EACH OF THE SPECIAL MEETING PROPOSALS TODAY.

IF YOUR SHARES ARE HELD THROUGH A BROKER, A BANK OR OTHER NOMINEES IN “STREET NAME,” DELIVER THE ENCLOSED BLUE VOTING INSTRUCTION FORM IN THE ENVELOPE PROVIDED OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A BLUE PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY INTERNET OR TELEPHONE, INSTRUCTIONS TO DO SO WILL BE INCLUDED ON THE ENCLOSED BLUE VOTING INSTRUCTION FORM.

SPIRIT STOCKHOLDERS ARE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED FRONTIER MERGER. THE PROCEDURES TO BE FOLLOWED IN ORDER TO PERFECT APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED FRONTIER MERGER ARE SET FORTH IN THE SPIRIT DEFINITIVE PROXY STATEMENT. IN ADDITION TO VOTING “AGAINST” THE FRONTIER MERGER PROPOSAL AT THE SPECIAL MEETING, WE URGE ALL SPIRIT STOCKHOLDERS VOTING AGAINST THE PROPOSED FRONTIER TRANSACTION TO EXERCISE THEIR APPRAISAL RIGHTS, WHICH ENTITLE SPIRIT STOCKHOLDERS WHO PERFECT THESE RIGHTS TO THE FAIR VALUE OF THEIR SHARES, AS DETERMINED BY A DELAWARE COURT. SPIRIT, BY ADMISSION OF ITS OWN FINANCIAL ADVISORS, IS WORTH MORE THAN THE VALUE OF THE PROPOSED FRONTIER TRANSACTION, AND THE SUPERIOR VALUE OF OUR OFFER WOULD BE FACTORS USED BY THE COURT IN DETERMINING FAIR VALUE OF YOUR SHARES. IF THE SPIRIT BOARD CONTINUES TO REFUSE TO NEGOTIATE WITH US AND THE FRONTIER MERGER PROPOSAL IS APPROVED AND THE PROPOSED FRONTIER MERGER IS CONSUMMATED, APPRAISAL IS THE ONLY WAY TO CAPTURE THE VALUE INCLUDED IN OUR OFFER. PLEASE CONSULT YOUR LEGAL ADVISOR BEFORE EXERCISING APPRAISAL RIGHTS.

If you have any questions or require any assistance in voting your Shares, please contact:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll Free: (877) 800-5190

Banks and Brokers May Call Collect: (212) 750-5833

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Page
REASONS TO VOTE “AGAINST” THE SPECIAL MEETING PROPOSALS	1
BACKGROUND OF THE SOLICITATION	3
CERTAIN INFORMATION REGARDING THE JETBLUE OFFER	15
CERTAIN INFORMATION REGARDING THE PROPOSED FRONTIER MERGER	17
CERTAIN INFORMATION REGARDING JETBLUE AND JETBLUE MERGER SUB	22
OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING	23
VOTING PROCEDURES	24
APPRAISAL RIGHTS	29
SOLICITATION OF PROXIES	29
FORWARD-LOOKING STATEMENTS	29
OTHER INFORMATION	30
IMPORTANT VOTING INFORMATION	32
SCHEDULE I INFORMATION CONCERNING DIRECTORS AND OFFICERS OF JETBLUE AND JETBLUE MERGER SUB WHO MAY BE PARTICIPANTS AND INTERESTS OF POTENTIAL PARTICIPANTS
SCHEDULE II SECURITY OWNERSHIP OF SPIRIT AIRLINES, INC. PRINCIPAL STOCKHOLDERS AND MANAGEMENT
IMPORTANT

REASONS TO VOTE “AGAINST” THE SPECIAL MEETING PROPOSALS

1. Why should I vote against the Frontier Merger Proposal?

JetBlue is soliciting proxies from Spirit stockholders in opposition to the Proposed Frontier Transaction and specifically “AGAINST” the Frontier Merger Proposal. JetBlue urges all Spirit stockholders to vote “AGAINST” the Frontier Merger Proposal for the following reasons:

•

A vote “AGAINST” the Frontier Merger Proposal helps to preserve your opportunity to receive the higher $30.00 per share all-cash consideration provided by our Offer without the uncertainty of the cash/stock mix offered by the Frontier Merger Agreement.

Stockholders should contrast the certainty of the value of our Offer consideration with the uncertainty of the value of the Proposed Frontier Merger consideration. As of February 4, 2022, the last trading day before public announcement of the Proposed Frontier Transaction, the stock portion of the consideration offered to you pursuant to the Frontier Merger Agreement represents approximately 92% of the overall consideration to be received by Spirit stockholders pursuant to the terms of the Frontier Merger Agreement. Therefore, it is important to understand that the future performance of Frontier and Frontier’s common stock is subject to risk. The market price of Frontier common stock may fluctuate significantly following the consummation of the Proposed Frontier Merger, and you could lose all or a portion of the value of your investment in Frontier common stock. In addition, the stock market has experienced significant price and volume fluctuations in recent times which could have a material adverse effect on the market for, or liquidity of, the Frontier common stock, regardless of Frontier’s actual operating performance. Further, the results of operations of the combined Frontier and Spirit and the market price of Frontier common stock after the completion of the Proposed Frontier Merger may be affected by factors different from those currently affecting the independent results of operations of each individual company. In addition, the financial projections underpinning the Proposed Frontier Transaction are based on unrealistically optimistic assumptions, especially with respect to costs associated with personnel attrition and wage inflation and do not contemplate any wage increases for team members, including pilots, at a time of high attrition and an anticipated shortage of pilots. As a result, the combination of Frontier and Spirit may decrease the value of Frontier and thereby negatively affect the long-term value of the Frontier common stock that you receive in the Proposed Frontier Merger.

Our all-cash Offer, in addition to providing Spirit’s stockholders with approximately $1,226 million of additional aggregate value over the consideration under the Frontier Merger Agreement as of the close of trading on May 13, 2022, the trading day prior to the date of this Proxy Statement, does not expose you to any such risks. Instead, our Offer provides you with certainty as to the value offered for your Shares. Our Offer is not conditioned upon any financing arrangements or subject to a financing condition. However, our Offer is subject to certain conditions, including the Minimum Tender Condition, the Termination Condition, the Vote Condition, the Merger Agreement Condition, the HSR Condition, the FAA/DOT/FCC Condition, the No Impairment Condition, and the Section 203 Condition (each as defined in this Proxy Statement in the section entitled “Certain Information Regarding our Offer”). Each of the conditions to our Offer is set forth in full in Section 14—“Conditions of our Offer” of our Offer to Purchase.

Under the terms of the Frontier Merger Agreement, the Spirit Board is only permitted to change its recommendation with respect to the Proposed Frontier Transaction or enter into an agreement with us prior to the adoption of the Frontier Merger Agreement by Spirit stockholders. This means that if the Spirit stockholders approve the Frontier Merger Proposal, our Offer cannot be consummated unless the Frontier Merger Agreement is otherwise terminated. By voting “AGAINST” the Frontier Merger Proposal, you will help to preserve your opportunity to choose the higher and more certain per share cash consideration provided by our Offer.

•	A vote “AGAINST” the Frontier Merger Proposal encourages the Spirit Board to pursue our SUPERIOR Offer, which to date it has refused to do.

The Spirit Board has refused to meaningfully engage with JetBlue regarding the proposals made by JetBlue (which are described in detail under “Background of the Solicitation” below) despite the terms of the Frontier Merger Agreement which permit Spirit to engage in such discussions if the Spirit Board concludes that the transaction with JetBlue could reasonably be expected to result in a superior proposal. As described above, our Offer is clearly financially superior. The Spirit Board nevertheless has refused to meaningfully engage in discussions with JetBlue because it claims, without merit, that a JetBlue-Spirit transaction is not “reasonably capable of being consummated” due to antitrust risk. As discussed in “Background of the Solicitation” below, we proposed a contractual divestiture obligation with an express covenant to litigate and to divest assets of JetBlue and Spirit up to a material adverse effect on Spirit, with a limited carve-out to this divestiture obligation for actions that would represent a “Burdensome Condition” under JetBlue’s Northeast Alliance, a commitment that we believe is sufficient to address any concerns the applicable regulatory authorities may have with our proposed acquisition of Spirit. Furthermore, we proposed to proactively offer to divest any assets of Spirit located in New York and Boston, designed to address the Spirit Board’s concern regarding our Northeast Alliance. In addition to our agreement to pay to Frontier the $94.2 million break-up fee set forth in the Frontier Merger Agreement, JetBlue also offered to pay a $200 million “reverse break-up fee” to Spirit in the event the proposed combination failed due to antitrust reasons, an unprecedented feature in airline industry mergers, demonstrating our confidence in our ability to obtain the required antitrust approvals and further increasing the certainty of closing. In spite of these efforts, the Spirit Board has continued to refuse to meaningfully engage with us in discussions.

By voting “AGAINST” the Frontier Merger Agreement, you will send a message to the Spirit Board that you expect them to act in YOUR best interest by maximizing the value of your Shares rather than squander the opportunity to receive the higher consideration available under our Offer.

•	A vote “AGAINST” the Frontier Merger Proposal will help satisfy one of the conditions of our Offer.

Our Offer is subject to certain conditions (which are set forth in Section 14—“Conditions of our Offer” of our Offer to Purchase, some of which are summarized in “Certain Information Regarding the JetBlue Offer” below) that require action by the Spirit Board. By voting against the Frontier Merger Proposal, you can demonstrate your support for our Offer and send a clear message to the Spirit Board that it should take all actions necessary to permit our Offer to proceed. In particular, one of the conditions of our Offer is that the Frontier Merger Agreement has been validly terminated. If the Spirit stockholders reject the Frontier Merger Proposal, Spirit will be permitted to terminate the Frontier Merger Agreement. Therefore, a vote “AGAINST” the Frontier Merger Proposal moves all of the Spirit stockholders closer to being able to benefit from our Offer.

2. Why should I vote against the other Special Meeting Proposals?

We believe that the other Special Meeting Proposals are a group of related proposals whose purpose is to facilitate, or which are conditioned upon the approval of, the Frontier Merger Proposal, which we oppose. Therefore, we are soliciting proxies from Spirit stockholders “AGAINST” such proposals. Spirit stockholders should vote “AGAINST” the following Special Meeting Proposals for the reasons set forth below:

•

The Compensation Proposal: We oppose the Compensation Proposal because the compensation of Spirit’s executive officers as specified in the Compensation Proposal is conditioned upon the Proposed Frontier Merger, which we oppose. The purpose of this proposal is to demonstrate Spirit stockholder support for compensation that would be paid to Spirit management in connection with the Proposed Frontier Merger, so this proposal should not be approved if stockholders oppose the Frontier Merger Proposal. Accordingly, we recommend that Spirit stockholders vote “AGAINST” the Compensation Proposal.

•

The Adjournment Proposal: We oppose the Adjournment Proposal because we believe that Spirit should not have additional time to solicit proxies to vote for the Frontier Merger Proposal if it is unable to obtain the necessary votes for the approval of such proposal by the date of the Special Meeting. Accordingly, we recommend that Spirit stockholders vote “AGAINST” the Adjournment Proposal.

VOTE “AGAINST” EACH OF THE SPECIAL MEETING PROPOSALS BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

IF YOUR SHARES ARE HELD THROUGH A BROKER, A BANK OR OTHER NOMINEES IN “STREET NAME,” DELIVER THE ENCLOSED BLUE VOTING INSTRUCTION FORM IN THE ENVELOPE PROVIDED OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A BLUE PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY INTERNET OR TELEPHONE, INSTRUCTIONS TO DO SO WILL BE INCLUDED ON THE ENCLOSED BLUE VOTING INSTRUCTION FORM.

DO NOT RETURN ANY PROXY CARD THAT YOU RECEIVE FROM SPIRIT. EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD FURNISHED BY SPIRIT, YOU HAVE THE RIGHT, AND IT IS NOT TOO LATE, TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. ONLY YOUR LATEST DATED PROXY COUNTS.

WE URGE YOU TO SEND THE SPIRIT BOARD A CLEAR MESSAGE THAT A TRANSACTION WITH FRONTIER FOR A LOWER VALUE THAN REFLECTED IN OUR OFFER IS NOT A DESIRED OUTCOME AND THAT THE SPIRIT BOARD SHOULD TAKE ALL NECESSARY STEPS TO MAXIMIZE STOCKHOLDER VALUE AND ENGAGE IN GOOD FAITH WITH US. VOTE “AGAINST” EACH OF THE SPECIAL MEETING PROPOSALS TODAY.

SPIRIT STOCKHOLDERS ARE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED FRONTIER MERGER. THE PROCEDURES TO BE FOLLOWED IN ORDER TO PERFECT APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED FRONTIER MERGER ARE SET FORTH IN THE SPIRIT DEFINITIVE PROXY STATEMENT. IN ADDITION TO VOTING “AGAINST” THE FRONTIER MERGER PROPOSAL AT THE SPECIAL MEETING, WE URGE ALL SPIRIT STOCKHOLDERS VOTING AGAINST THE PROPOSED FRONTIER TRANSACTION TO EXERCISE THEIR APPRAISAL RIGHTS, WHICH ENTITLE SPIRIT STOCKHOLDERS WHO PERFECT THESE RIGHTS TO THE FAIR VALUE OF THEIR SHARES, AS DETERMINED BY A DELAWARE COURT. SPIRIT, BY ADMISSION OF ITS OWN FINANCIAL ADVISORS, IS WORTH MORE THAN THE VALUE OF THE PROPOSED FRONTIER TRANSACTION, AND THE SUPERIOR VALUE OF OUR OFFER WOULD BE FACTORS USED BY THE COURT IN DETERMINING FAIR VALUE OF YOUR SHARES. IF THE SPIRIT BOARD CONTINUES TO REFUSE TO NEGOTIATE WITH US AND THE FRONTIER MERGER PROPOSAL IS APPROVED AND THE PROPOSED FRONTIER MERGER IS CONSUMMATED, APPRAISAL IS THE ONLY WAY TO CAPTURE THE VALUE INCLUDED IN OUR OFFER. PLEASE CONSULT YOUR LEGAL ADVISOR BEFORE EXERCISING APPRAISAL RIGHTS.

BACKGROUND OF THE SOLICITATION

As part of their ongoing evaluation of JetBlue’s business and strategic alternatives, the board of directors of JetBlue (the “JetBlue Board”) and members of JetBlue leadership, on occasion with outside legal and financial advisors, have from time to time evaluated a range of strategic opportunities and prospects for acquisitions across the airline industry. In the course of JetBlue’s ongoing evaluation, and in connection with certain events described below, JetBlue leadership considered and reviewed a possible acquisition of Spirit.

On February 7, 2022, Spirit and Frontier issued a joint press release announcing they had entered into the Frontier Merger Agreement pursuant to which Frontier would acquire Spirit for (i) $2.13 in cash and (ii) 1.9126 shares of Frontier’s common stock, which implies a value of $18.81 per share based on Frontier’s closing stock price of $8.72 on May 13, 2022, the last trading day before the filing of this Proxy Statement. Based on the Spirit Definitive Proxy Statement, the Spirit Board did not contact any other potential interested parties (including JetBlue) prior to approving the Proposed Frontier Transaction.

Promptly following the announcement of the Proposed Frontier Transaction, the JetBlue Board and members of JetBlue leadership began regularly meeting with representatives of Goldman Sachs & Co. LLC (“Goldman Sachs”), its financial advisor, and Shearman & Sterling LLP (“Shearman & Sterling”), its outside legal counsel, to discuss the Proposed Frontier Transaction and the possibility of an acquisition of Spirit by JetBlue as well as other strategic alternatives and JetBlue’s standalone organic plan in the event JetBlue elected not to pursue an acquisition of Spirit.

On March 29, 2022, Robin Hayes, Chief Executive Officer of JetBlue, called Edward M. Christie III, President and Chief Executive Officer of Spirit, to inform him of JetBlue’s strong interest in acquiring Spirit at a price of $33.00 per share in cash and that, following the call, he would be sending H. McIntyre Gardner, Chairman of the Spirit Board, and Mr. Christie a letter outlining the additional terms of JetBlue’s proposal to acquire Spirit. Immediately following the call, Mr. Hayes sent Messrs. Gardner and Christie the following letter (the “March Proposal”).

H. McIntyre Gardner

Chairman of the Board

Edward M. Christie III

President and Chief Executive Officer

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

March 29, 2022

Dear Mr. Gardner and Mr. Christie:

On behalf of JetBlue Airways Corporation (“JetBlue”), I am pleased to submit our proposal (our “Proposal”) to acquire 100% of the outstanding common stock of Spirit Airlines, Inc. (“Spirit”) for $33 per share in cash. Our Proposal is structured to maximize value and execution certainty for Spirit and its stockholders, and we firmly believe it constitutes a “Superior Proposal” as defined in the Agreement and Plan of Merger, dated as of February 5, 2022 (the “Frontier Agreement”), among Top Gun Acquisition Corp., Frontier Group Holdings, Inc. (“Frontier”) and Spirit, and would result in a transaction that is more favorable to the Spirit stockholders from a financial point of view than the proposed transaction with Frontier, and is capable of being consummated in accordance with the terms described in this letter.

We have long admired Spirit’s brand strength, products, fleet, and management team. The combination of our two companies would create a leading player best positioned to serve our customers by offering increased flight schedules and more competitive fares.

While we have not yet been afforded the opportunity to conduct confidential due diligence on Spirit, we have spent considerable time and resources in connection with this potential transaction, analyzing publicly available information on Spirit and its business. We are highly confident in our ability to reach agreement on terms of a definitive agreement between JetBlue and Spirit and to consummate the transaction on an expedited basis.

Compelling Strategic Rationale

We strongly believe that now is the time to form the leading low-cost industry champion by combining our two businesses. A JetBlue / Spirit combination will be unmatched among its peers:

•	Enhanced scale: positioning the combined JetBlue / Spirit for long-term viability as a strong competitor to the ‘Big Four’ carriers, translating into lower fares to customers. The combined company will be the fifth largest airline in the U.S., with 94.9 million available seat miles and 77 million passengers served each year and will be able to compete with the ‘Big Four’ airlines more effectively. The increase in scale will also allow the combined company to take delivery of 312 aircraft in order to deliver low fares across the country and expand its loyalty, frequent flyer and membership offerings.

•

Differentiated customer offering: providing a larger number of customers with award-winning service on an increased scale. JetBlue is a 13-time J.D. Power Award winner for customer satisfaction, and is eager to deploy its capabilities on a larger scale to benefit all Spirit customers; additionally, the combination will allow the delivery of a more reliable service through operational efficiencies.

•

Network optimization and route expansion: increased flight schedules offering more reliable travel options, driving stronger competition and lower fares in currently underserved markets. The combined company will display 627 routes, 135+ served cities, 1,700+ daily flights and 455 aircraft.

•

Increased relevance of the network: providing more flight options to customers. The combined company will have an increased presence in strategic cities such as Orlando, Chicago, Atlanta, Dallas, Las Vegas and Los Angeles; the meaningful presence will result in more competitive fares across the local markets.

•	Bolstering a strategic Focus City in Fort Lauderdale: including 171 flights per day, to rival the legacy hub in Miami, while maintaining low fares and superior services.

•

Attractive financial profile: underpinned by fleet commonality as the foundation for sustainable growth, the transaction will accelerate the growth of both companies, and provide increased financial flexibility.

Unique Opportunity for Spirit Team Members

A true source of pride at JetBlue is the excellent relationship we enjoy with our Crewmembers and we look forward to onboarding the Spirit Team Members. Based on the companies’ fleet commonality, we expect that the Spirit Team Members will be instrumental in executing the integration following the transaction. A combined JetBlue / Spirit will deploy best practices across the enlarged business and we would look to select the best-in-class team regardless of historical affiliations.

Therefore, as part of our Proposal, subject to our confirmatory diligence review, we confirm we will offer to each Spirit Team Member not covered by a collective bargaining agreement who continues to be employed by the combined company, salary, cash bonus and benefits opportunity consistent with that included in the Frontier Agreement for 12 months following the closing of our transaction.

Additionally, we also confirm we will treat the equity and other awards and retention program for key Spirit Team Members and officers in the manner contemplated by the proposed transaction with Frontier.

Terms of JetBlue Proposal

Our Proposal offers Spirit stockholders $33 per share in cash, which is more favorable to Spirit’s stockholders from a financial point of view than the merger consideration payable pursuant to the Frontier Agreement. Our Proposal represents a premium of $10.61 per share or 47% to the Spirit closing share price as of March 29, 2022. Our Proposal maximizes value for Spirit stockholders and we expect they would welcome the opportunity to realize immediate and certain value at a price which is significantly higher than the value implied by the terms of Frontier’s proposed acquisition of Spirit.

We are prepared to provide you with our limited comments to the Frontier Agreement, which will include only matters necessary to reflect the terms of our Proposal, including the change in the form of consideration and the structural differences between the proposed transaction with Frontier and our Proposal. We are not proposing to change the amount of the termination fee payable by Spirit in certain circumstances. Except for these changes, we are prepared to proceed with the transaction between JetBlue and Spirit on the same terms as included in the Frontier Agreement.

Our Board of Directors has unanimously approved our Proposal. Furthermore, as we are proposing an all-cash transaction, no JetBlue stockholder vote will be required for this transaction, and our Proposal does not contemplate any financing contingency. As outlined in further detail below, we are highly confident that our Proposal can be consummated on a timely basis.

Proposal Offers Superior Value for Spirit Stockholders

Our Proposal offers Spirit stockholders $33 in cash per common share and implies a total Equity Value for Spirit of $3.6 billion and an Enterprise Value of $7.3 billion.1 This represents:

-	a 52%[2] premium to Spirit’s closing share price as of February 4, 2022 (the last trading day prior to Spirit’s announcement of its proposed transaction with Frontier);

-	a 47%[3] premium to Spirit’s closing share price as of March 29, 2022;

-	a 35%[4] premium to the implied value of the proposed transaction with Frontier on March 29, 2022; and

-	adjusted enterprise value multiples of 7.9x¹ and 14.4x¹ of Spirit’s 2019A and 2022E EBITDAR, respectively.

Our Proposal clearly provides superior value to the proposed transaction with Frontier, including value certainty for your stockholders given the all-cash consideration and immediate liquidity.

Proposal Reduces Regulatory Risk

We recognize that closing certainty is of paramount importance to the Spirit Board of Directors. In that regard, we have spent considerable time with our outside counsel, Shearman & Sterling LLP, to review the necessary approvals required by regulatory authorities. As a result of this work, we expect to be able to obtain the necessary regulatory clearances in roughly the same timeframe from entering into a definitive agreement as the proposed transaction with Frontier.

Our Proposal is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, as well as any consents, approvals, or clearances required by the DOT, FAA, and the FCC. As described above, we believe our proposal is procompetitive and will generate significant consumer benefits by expanding the availability of JetBlue’s product to more routes and customers. Historically, JetBlue’s entry on new routes triggers fare decreases from legacy airlines that are more significant than legacy fare decreases resulting from Spirit’s entry. We believe that JetBlue’s expedited expansion and the resulting fare effects, coupled with the continued expansion of a robust ULCC segment, will address any regulatory concerns.

Furthermore, given our conviction in securing the necessary regulatory approvals, we are confident that we will be able to agree to terms in the definitive agreement that give you comfort with respect to both the

[1]

Assumes fully diluted shares outstanding of approximately 109.5 million (as of 31-Dec-2021 10-K); Adj. Net Debt: $3.7 bn, including operating leases; Adj. EBITDAR of $927mm for 2019A, and Consensus EBITDAR of $507mm for 2022E.

[2]	Represents premium over Spirit’s $21.73 closing share price on February 4, 2022.
[3]	Represents premium over Spirit’s $22.39 closing share price on March 29, 2022.
[4]	Represents premium over $24.37 implied value of Frontier Offer as of March 29, 2022.

actions to be taken that are reasonably designed to address any antitrust concerns, as well as to agree to a customary reverse break-up fee that would become payable to Spirit in the unlikely event our transaction is not consummated for antitrust reasons. Both these terms represent a meaningful improvement compared to the terms contemplated by the Frontier Agreement.

JetBlue’s legal counsel, Shearman & Sterling LLP, is ready to engage with your antitrust counsel immediately to review the basis for our regulatory assessment and our proposed approach to obtaining the necessary regulatory approvals.

Proposal Has No Financing Risk

Our Proposal does not contemplate any financing contingency. JetBlue intends to fund the transaction through a mix of available cash on hand as well as new debt financing. JetBlue has approximately $2.8 billion of cash on hand as of December 31, 2021 and a variety of unencumbered assets available, including our loyalty program, aircraft, spare engines, slots, gates and route collateral as well as our brand, worth in aggregate approximately $9.2 billion. Our proposed sources and uses for the transaction are included as Appendix 1.

We have also attached to this letter as Appendix 2 a Highly Confident Letter from Goldman Sachs, indicating their willingness to underwrite $3.5 billion in new debt to help finance the purchase price. We will obtain fully underwritten, binding commitment letters for any debt financing prior to signing a definitive agreement with Spirit.

Due Diligence and Next Steps

We are willing to move expeditiously to finalize our Proposal. We have dedicated a full team to the evaluation of Spirit and have devoted substantial resources to exploring a transaction with Spirit, including conducting a thorough review of Spirit’s business and operations based on publicly available information. We expect that the finalization of definitive documentation and confirmatory due diligence will be completed expeditiously and simply through access to the same information and materials provided to Frontier.

This transaction is of significant interest to JetBlue, and we are prepared to commit all the resources necessary to acquire Spirit.

Advisors

JetBlue has retained Goldman Sachs & Co. LLC as its financial advisor for this transaction and Shearman & Sterling LLP as its legal counsel. Our advisors are ready, willing and able to coordinate with Spirit’s advisors on the content of our Proposal and next steps.

Other

Our Proposal is submitted on the understanding that, except as and to the extent required by law or the terms of the Frontier Agreement, all information contained herein or related to the contents of this letter, including the terms of our Proposal, are confidential, and should not be disclosed to anyone other than Spirit’s officers and directors, and its legal and financial advisors, who need to know the information to evaluate our Proposal, in each case on a strictly confidential basis. This letter is not intended to be and, except with respect to the confidential nature of our Proposal, is not a binding contract between us or an offer by us capable of acceptance, and there will be no legally binding contract or agreement between JetBlue and Spirit regarding a transaction unless and until a definitive agreement is executed and delivered.

Summary

Our Proposal represents a compelling opportunity for your stockholders to receive a significant premium in cash for their investment in Spirit, with greater value than the proposed transaction with Frontier. We firmly believe that our Proposal represents a “Superior Proposal” (as defined in the Frontier Agreement), and we believe strongly that our Proposal is in the best interests of your stockholders and that they will benefit from your cooperation with us to allow your stockholders to realize the benefits of our Proposal. We and our advisors are ready to engage with you immediately to reach agreement on the terms of our transaction as soon as possible.

We look forward to working together with you to achieve the optimal outcome for your stockholders, customers and Team Members, and are ready and available to discuss at your earliest convenience.

Sincerely,

/s/ Robin Hayes

Chief Executive Officer

On March 30, 2022, Mr. Peter Boneparth, the Chairman of the JetBlue Board, contacted Mr. Gardner to discuss the March Proposal and reiterate JetBlue’s desire to acquire Spirit; Mr. Gardner did not respond to Mr. Boneparth.

On the same day, representatives of Goldman Sachs contacted representatives of Morgan Stanley & Co. LLC (“Morgan Stanley”) and Barclays Bank PLC (“Barclays”), Spirit’s financial advisors, to discuss the March Proposal, each of whom declined to discuss it.

On April 5, 2022, following The New York Times publishing an article that JetBlue had submitted an offer to acquire Spirit, JetBlue issued a press release announcing that JetBlue had submitted to the Spirit Board the March Proposal, which proposal JetBlue believed constituted a Superior Proposal (as defined in the Frontier Merger Agreement).

Later that evening, Spirit issued a press release acknowledging receipt of the March Proposal and announcing that the Spirit Board would work with its financial and legal advisors to evaluate the March Proposal.

On April 6, 2022, JetBlue made available on its website materials for investors and analysts and held a conference call for investors and analysts during which certain members of JetBlue leadership discussed the March Proposal and answered questions from investors and analysts.

On April 7, 2022, Spirit issued a press release announcing that the Spirit Board had determined that the March Proposal could reasonably be likely to lead to a Superior Proposal, and that Spirit intended to engage in discussions with JetBlue, in accordance with the terms of the Frontier Merger Agreement.

Following Spirit’s press release, JetBlue issued a press release announcing that it welcomed the determination by the Spirit Board that the March Proposal could reasonably be likely to lead to a Superior Proposal under the terms of the Frontier Merger Agreement.

Later that same day, representatives of Spirit’s outside legal counsel, Debevoise & Plimpton LLP (“Debevoise”), provided representatives of Shearman & Sterling with a draft confidentiality agreement. In addition, representatives of Morgan Stanley and Barclays contacted representatives of Goldman Sachs to communicate that, although the Spirit Board had determined that the March Proposal could reasonably be likely to lead to a Superior Proposal, presently (i) the Spirit Board and its representatives did not believe JetBlue’s $33.00 per share offer was financially superior to the Proposed Frontier Transaction and (ii) the Spirit Board needed to understand JetBlue’s regulatory assessment of a potential combination of JetBlue and Spirit.

On April 8, 2022, JetBlue and Spirit entered into a confidentiality agreement.

On April 9, 2022, Mr. Christie contacted Mr. Hayes to discuss the determination made by the Spirit Board that the March Proposal could reasonably be likely to lead to a Superior Proposal and that Spirit would facilitate due diligence by JetBlue while the parties discussed JetBlue’s regulatory assessment of the potential combination.

On April 9, 2022, representatives of Goldman Sachs discussed with representatives of Morgan Stanley and Barclays the plan for Spirit to share due diligence information with JetBlue and its representatives in parallel with the regulatory assessment of the potential combination of JetBlue and Spirit. Later that day, representatives of Goldman Sachs sent a preliminary due diligence request list to representatives of Spirit’s financial advisors, Morgan Stanley and Barclays, which included JetBlue’s high priority due diligence requests.

Also on April 9, 2022, Spirit’s General Counsel, a representative of Spirit’s outside antitrust counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), JetBlue’s General Counsel, and a representative of Shearman & Sterling held a telephone call to discuss a high level overview of JetBlue’s regulatory assessment of a potential combination of JetBlue and Spirit.

Over the next ten days, representatives of JetBlue, Spirit, Paul Weiss, Shearman & Sterling and the economic consultants of JetBlue and Spirit engaged in additional discussions regarding the regulatory assessment of a potential combination of JetBlue and Spirit. During this period, JetBlue continued to request additional, customary due diligence materials.

On April 13, 2022, representatives of Goldman Sachs contacted representatives of Morgan Stanley and Barclays to arrange a due diligence call with members of Spirit management to be held on April 19, 2022.

On April 15, 2022, Spirit provided JetBlue and its representatives with access to a virtual data room, which contained extremely limited business and legal due diligence materials and initially did not address any of JetBlue’s high priority due diligence requests.

On April 16 and 17, 2022, representatives of Goldman Sachs contacted representatives of Barclays to communicate JetBlue’s frustration with the limited due diligence materials in the virtual data room despite earlier indications by Mr. Christie that diligence would be conducted in parallel with the ongoing regulatory assessment, in particular in light of the fact that Spirit and its representatives continued to maintain that they did not believe JetBlue’s $33.00 per share offer was financially superior to the Proposed Frontier Transaction.

On April 19, 2022, members of JetBlue leadership and Spirit’s senior management team, along with representatives from Goldman Sachs, Morgan Stanley and Barclays, held a conference call to discuss various financial due diligence items, including Spirit’s five-year plan, Spirit’s revenue and cost drivers, and Spirit’s order book growth and aircraft financing strategy. During the meeting, JetBlue and Spirit discussed Spirit’s financial projections underpinning the transaction with Frontier included in the Spirit Definitive Proxy Statement, focusing on Spirit’s unrealistic assumptions, especially with respect to costs associated with personnel attrition and wage inflation, which did not contemplate any wage increases for team members, including pilots, at a time of high attrition and an anticipated shortage of pilots.

Between April 19 and 20, 2022, representatives of Paul Weiss and representatives of Shearman & Sterling exchanged drafts of a clean team agreement. During this time, representatives of JetBlue, Spirit, Shearman &

Sterling and Paul Weiss discussed certain regulatory commitments JetBlue was willing to provide in the transaction, which far exceeded those provided by Frontier, and representatives of Shearman & Sterling reiterated to representatives of Paul Weiss JetBlue’s desire to receive the requested due diligence materials beyond the extremely limited information in the virtual data room, particularly in light of the fact that JetBlue had provided representatives of Spirit extensive information responsive to the questions raised by representatives of Spirit as part of its regulatory assessment of the proposed transaction.

On April 25, 2022, Mr. Hayes and Mr. Christie spoke by telephone regarding Spirit’s proposal for the size of the “reverse break-up fee” payable by JetBlue and the standard of efforts JetBlue would be required to undertake to obtain the required regulatory approvals for the acquisition by JetBlue of Spirit.

Later that day, representatives of Debevoise provided representatives of Shearman & Sterling a list of minimum regulatory requirements Spirit would require from JetBlue in order to proceed with further discussions (the “Spirit Regulatory Demands”), together with a proposed regulatory covenant to be included in any eventual definitive merger agreement between JetBlue and Spirit. Spirit’s demands included an unqualified “hell or high water” antitrust covenant requiring JetBlue to take any and all actions necessary to obtain any required antitrust and regulatory clearances (including, if required, an agreement to terminate JetBlue’s Northeast Alliance upon closing of the Spirit and JetBlue transaction), as well as a “reverse break-up fee” of not less than 12.5% of Spirit’s equity value at the agreed deal price. Each of these terms are unprecedented in airline industry transactions.

On April 29, 2022, Mr. Hayes called Mr. Christie to inform Mr. Christie that he would be sending an updated proposal that included enhanced deal terms not specified in the March Proposal and a draft merger agreement, which was substantially similar to the Frontier Merger Agreement other than modifications necessary to accommodate JetBlue’s all-cash proposal and the other terms and conditions set forth in the updated proposal. Following the telephone call, Mr. Hayes sent the following letter (the “Enhanced Proposal” and together with the March Proposal, the “JetBlue Proposal”) to Mr. Christie:

H. McIntyre Gardner

Chairman of the Board

Edward M. Christie III

President and Chief Executive Officer

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

April 29, 2022

Dear Mr. Gardner and Mr. Christie:

On behalf of JetBlue Airways Corporation (“JetBlue”), we are pleased to submit an update to our proposal dated March 29, 2022 (such proposal, our “March Proposal,” and together with this letter, our “Proposal”) to acquire all of the outstanding common stock of Spirit Airlines, Inc. (“Spirit”) for $33 per share in cash.

Acquiring Spirit has been a strategic objective of JetBlue for many years and, as such, we were disappointed that the Spirit Board of Directors (the “Spirit Board”) elected not to have any discussions with us prior to the announcement of Sprit’s transaction with Frontier Group Holdings, Inc. (“Frontier”). This lack of engagement regrettably resulted in Spirit entering into a transaction with Frontier that clearly does not maximize value for Spirit’s stockholders.

Following the determination of the Spirit Board on April 7, 2022 that our March Proposal could reasonably be likely to lead to a Superior Proposal,5 we have been ready, willing and able to work diligently with your team to complete a negotiated transaction. That said, while we appreciate the limited information received to date and time spent by your management team, we have been disappointed by the lack of progress made since submitting our March Proposal, including the fact that you have not facilitated the finalization of a customary clean team agreement, a precursor to completing the limited diligence necessary to deliver to you and your stockholders a finalized “Superior Proposal” for you to accept. By not receiving access to the basic diligence information that was provided to Frontier, and that we requested in order to finalize a proposed transaction, we firmly believe your stockholders are being disadvantaged.

Our legal counsel has spent considerable time discussing with your counsel the outcome of our regulatory analysis and the basis of our conviction in our ability to complete the proposed transaction, summarized below. Despite these discussions, on April 25, 2022, you communicated to us what you described as contractual precursors relating to the regulatory components of our proposal to your willingness to share the diligence information we have requested. Your demands, including a “hell or high water” antitrust commitment, which is unprecedented in airline transactions, and a reverse break-up fee that exceeds almost all precedent transactions, are off-market and contrast starkly to the limited regulatory commitments made by Frontier, a transaction with a similar regulatory profile.

Nonetheless, to be responsive to your expressed concerns regarding JetBlue’s ability to consummate a transaction, we are enclosing a merger agreement (our “Proposed Merger Agreement”) that includes our proposed regulatory efforts covenant, the amount of the reverse break-up fee and those other matters necessary to reflect the terms of our Proposal. The regulatory commitments in our Proposed Merger Agreement represent a significant improvement from those offered by Frontier and demonstrate both our confidence in our ability to obtain the required regulatory approvals, as well as our commitment to deliver substantial value to your stockholders.

We firmly believe these additional terms, as described below, further improve our Proposal, enhancing its already clear superiority to the transaction with Frontier, and provide the Spirit Board with the necessary comfort around the certainty of closing our proposed transaction.

Our Proposal offers Spirit stockholders both superior financial value and greater certainty than the Frontier transaction – we therefore fully expect the Spirit Board to allow us to complete our due diligence, finalize the definitive transaction documentation and conclude that our Proposal is a Superior Proposal. Any different outcome would be puzzling and would deprive your stockholders of the most attractive value creating opportunity available to them. It is inconceivable to us that the Spirit Board would conclude that the Frontier transaction with no regulatory commitments would have greater odds of regulatory approval than our Proposal, given our meaningful regulatory commitment and reverse break-up fee, or that Spirit’s stockholders would prefer the ~$22 per share value6 of the Frontier transaction to our Proposal of $33 per share in cash.

Proposed Merger Agreement with Strong Regulatory Commitments

As our legal counsel and our economists have shared with your advisors over the last few weeks, for the reasons discussed below, we are highly confident that we will obtain the necessary regulatory clearances in approximately the same timeframe from entering into a definitive agreement as the proposed transaction with Frontier. We expect the Spirit Board will take this information into account when assessing our Proposal.

[5]	As defined in the Agreement and Plan of Merger, dated as of February 5, 2022 (the “Frontier Agreement”), among Top Gun Acquisition Corp., Frontier and Spirit.
[6]	Implied value of Frontier transaction of $22.44, based on Frontier’s $10.62 closing share price as of April 28, 2022 and terms of the Frontier Agreement.

More generally, we disagree with any assessment that our Proposal presents significantly more regulatory risk than the Frontier transaction. To the contrary, a combined JetBlue-Spirit will create a more compelling and viable competitor to the big four carriers that control more than 80% of the U.S. market. Additionally, JetBlue’s entry into new routes triggers fare decreases from legacy airlines that are more significant than those resulting from ultra-low-cost carriers; this phenomenon has been described as the “JetBlue Effect”. Our recent economic analysis shows JetBlue’s presence on a nonstop route decreases legacy fares by ~16%, about three times as much as the presence of an ultra-low-cost carrier on the same route. We believe that JetBlue’s expedited expansion and the resulting net fare decreases, coupled with the demonstrated ease of other ultralow-cost carriers’ continued expansion and the divestitures we are prepared to undertake, will address any regulatory concerns that the Spirit Board, the regulators, and the courts may have.

In addition:

•	Both transactions would create the number 5 airline carrier; a combined JetBlue and Spirit would have a 9% market share based on full year 2022 seats compared to 8% for a combined Frontier and Spirit;

•	JetBlue overlaps with Spirit only on 48 nonstop routes compared to Spirit and Frontier’s overlap on 76 nonstop routes[7]; and

•	JetBlue has also less overlap in flights, seats, and ASMs than Frontier in the metropolitan areas served by both.[8]

To be responsive, however, to the Spirit Board’s concerns regarding closing certainty, in addition to the superior cash price, our Proposed Merger Agreement includes regulatory commitments consistent with precedent airline transactions that are fundamentally more favorable for Sprit stockholders than those contained in the Frontier Agreement. Importantly, as more fully described in our Proposed Merger Agreement, JetBlue is prepared to agree to the following terms:

•

Regulatory Covenant: we are willing to commit to use our reasonable best efforts to obtain regulatory approval, with an express obligation to litigate and to divest assets of JetBlue and Spirit up to a material adverse effect on Spirit, with a limited carve-out to this divestiture obligation for actions that would represent a “Burdensome Condition” under JetBlue’s Northeast Alliance; and

•

Reverse Break-Up Fee: a $200 million reverse break-up fee, representing approximately ~$1.80 per Spirit share, that would become payable to Spirit in the unlikely event our transaction is not consummated for antitrust reasons. This amount represents approximately 8% of Spirit’s share price on February 4, 2022, before the announcement of the Frontier transaction, and approximately 45% of the original premium paid by Frontier.

Both these concessions are far superior compared to those contemplated by the Frontier Agreement, as:

•

Frontier is not required to undertake any divestitures to obtain the necessary regulatory approvals to close its transaction, despite having greater overlap with Spirit on non-stop routes than JetBlue does, among other regulatory hurdles; and

•	Frontier is not required to pay a reverse break-up fee if the transaction is not consummated for antitrust reasons.

In addition to these contractual commitments more favorable than those offered by Frontier, in order to address the concerns identified by your counsel, we will proactively offer to the DOJ a remedy package that

[7]	Based on Q1-Q3 2021 DOT data.
[8]	Based on full-year data for both 2019 and 2021 based on scheduled flights/seats/ASMs.

contemplates the divestiture of all Spirit assets located in New York and Boston so, as a result of the transaction, we do not increase our presence in the airports covered by our Northeast Alliance, as well as gates and related assets at other airports, including Fort Lauderdale.

The absence both of meaningful remedial obligations and a reverse break-up fee in the Frontier Agreement mean that despite obvious hurdles for its own transaction, Frontier, at its own option, could simply decline to make any regulatory concessions and abandon the transaction at no cost (or compensation to Spirit or its stockholders). In stark contrast to the transaction with Frontier, our Proposed Merger Agreement offers Spirit and its stockholders a clear path to completion based on its merits, critical commitments to consummate our proposed transaction according to its terms, and in the unlikely event it is not, financial compensation for Spirit. We firmly believe that it is in the best interest of your stockholders for you to accept our Proposal, which has significantly greater odds of achieving regulatory clearance given the stronger regulatory commitment on our part compared to Frontier.

Updated Proposal Continues to Represent Superior Value for Spirit Stockholders

Let me also remind you of the superior value that our Proposal offers Spirit stockholders: $33 in cash per common share, which implies a total Equity Value for Spirit of $3.6 billion and an Enterprise Value of $7.3 billion.9 This represents:

•	a 52%[10] premium to Spirit’s closing share price as of February 4, 2022 (the last trading day prior to Spirit’s announcement of its proposed transaction with Frontier);

•	a 50%[11] premium to Spirit’s closing share price as of April 4, 2022 (the last trading day before our March Proposal being publicly disclosed); and

•	a 47%[12] premium to the implied value of the proposed transaction with Frontier on April 28, 2022.

Our Proposal clearly provides superior economic value to the transaction with Frontier, including value certainty and immediate liquidity for your stockholders given the all-cash consideration, and avoids the inherent uncertainty in the Frontier stock-for-stock transaction. The value of Frontier’s stock is subject to significant risks related to the realization of meaningful synergies, complex integration plans, retention of key employees, as well as an industry-wide challenging operating environment and market conditions. The market clearly appreciates these risks, with the value of the Frontier stock declining from $12.39 on February 4, 2022 to $10.62 on April 28, 2022 (a decrease of 14.3%, underperforming the airline index which increased by 4.8%13 over the same period).

The value of the Frontier transaction has declined from $25.83 to $22.44 over the same period, resulting in approximately $370 million of value erosion for the Spirit stockholders. Additionally, having had the opportunity to review the Spirit financial projections underpinning the transaction with Frontier, we believe those projections to be based on unrealistically optimistic assumptions, including, in particular, with respect to personnel attrition and wage inflation. The market more broadly shares our skepticism in the Spirit projections:

•	Frontier’s and Spirit’s management forecasts for their combined EBITDAR for 2022 and 2023 are higher than analysts’ consensus estimates by approximately 25%;

[9]	Assumes fully diluted shares outstanding of approximately 109.5 million per Spirit’s Management; Adj. Net Debt: $3.7 bn, including operating leases; Adj. EBITDAR of $927mm for 2019A.
[10]	Represents premium over Spirit’s $21.73 closing share price on February 4, 2022.
[11]	Represents premium over Spirit’s $21.99 closing share price on April 4, 2022.
[12]	Represents premium over $22.44 implied value of Frontier transaction as of April 28, 2022.
[13]	Represents performance of US GLOBAL JETS INDEX between February 4 and April 28, 2022.

•

Since Spirit’s projections were made public in the joint proxy statement/registration statement for the transaction, no analyst increased its forecasts for EBITDAR and the Frontier stock price declined 3.5% on the day, demonstrating how investors are giving little credit to the companies’ forecasts; and

•	The average target price from analysts covering Frontier has declined by approximately 18% since the announcement of the transaction with Spirit.

The market has no confidence in those projections, gives little credit to future synergies, and significantly discounts the future value creation of the Frontier transaction. We firmly believe that Spirit stockholders would be in a far superior position receiving our riskless, substantial cash premium.

Compelling Strategic Rationale and Unique Opportunity for Spirit Team Members

Despite our questions regarding the projected financial information we have seen, we remain committed to the strong strategic rationale of combining our two businesses: enhanced scale, differentiated customer offering, route expansion, increased relevance of the network, creation of a new strategic hub in Fort Lauderdale and more financial flexibility will allow the combined company to compete with “Big Four” carriers more effectively.

Additionally, the transaction will better position the combined company to tackle the challenges specific to the current environment, such as aircraft and pilot shortages, and elevated cost inflation, which can be mitigated with increased scale. A larger and more flexible network will also enable more reliable and less volatile operations.

We also look forward to onboarding the Spirit Team Members. We expect they will be instrumental in executing the integration following the transaction. A combined JetBlue / Spirit will deploy best practices across the enlarged business, and we would look to select the best-in-class team.

Summary and Next Steps

Our Proposal represents a compelling opportunity for your stockholders to receive a significant premium in cash, with greater value and certainty than the proposed transaction with Frontier. The additional terms of our Proposal, as reflected herein and in the Proposed Merger Agreement, further widen the gap and unequivocally provide superior value and certainty to Spirit stockholders, making our Proposal definitively a Superior Proposal. We strongly believe that accepting our Proposal is in the best interests of your stockholders, and we urge you to consider it in order for them to realize the substantial benefits of our transaction. Any further delay in allowing us access to the limited information we need to complete our diligence will deprive your stockholders of the opportunity to benefit from a transaction that is clearly superior to your current transaction.

We are willing to move swiftly to finalize our proposed transaction and we hope that we can continue to work together to achieve the optimal outcome for your stockholders, customers and Team Members. We expect that the finalization of definitive documentation and confirmatory due diligence, alongside obtaining committed financing, will be completed expeditiously through access to the limited information we originally requested, which we have attached to this letter. We and our advisors remain ready and available to discuss and promptly finalize the terms of our clearly superior proposal.

Given the opportunity to benefit from the significant cash premium and immediate liquidity, we are confident that the Spirit stockholders will embrace our Proposal, as evidenced by the Spirit stock price reaction upon the disclosure of our Proposal on April 5. While we would unquestionably prefer to negotiate a transaction with you, if you continue to refuse to constructively engage with us so that we can deliver this value to your stockholders, we are actively considering all other options available to us.

Other

All information contained herein or related to the contents of this letter, including the terms of our Proposal, are subject to the terms of the Confidentiality Agreement, dated as of April 8, 2022, by and between Spirit and JetBlue. This letter is not intended to be and is not a binding contract between us or an offer by us capable of acceptance, and there will be no legally binding contract or agreement between JetBlue and Spirit regarding a transaction unless and until a definitive agreement is executed and delivered.

Sincerely,

/s/ Robin Hayes

Chief Executive Officer

Later the same day, representatives of Morgan Stanley and Barclays and representatives of Goldman Sachs held a conference call to discuss the Enhanced Proposal and the Spirit Regulatory Demands. During this call, representatives of Morgan Stanley and Barclays maintained that the JetBlue Enhanced Proposal did not meet the Spirit Regulatory Demands but did not object to the characterization by representatives of Goldman Sachs that the Enhanced Proposal was financially superior to the transaction with Frontier.

There was no contact between the two companies after the call among representatives of Goldman Sachs, Morgan Stanley and Barclays. In light of the previous lack of constructive engagement, the nature of the unprecedented demands from the Spirit Board, and the lack of outreach following submission of the Enhanced Proposal, in order to ensure that Spirit’s stockholders were aware of the terms of JetBlue’s superior proposal, which offered both greater and more certain value and a stronger commitment to obtain the required regulatory approvals than the Proposed Frontier Transaction, JetBlue issued a press release on the morning of May 2, 2022 announcing JetBlue had submitted the Enhanced Proposal to the Spirit Board.

Also, on the morning of May 2, 2022, Mr. Christie called Mr. Hayes to inform him that the Spirit Board had determined that the JetBlue Proposal did not constitute a Superior Proposal. Later that morning, Spirit issued a press release announcing that the Spirit Board had determined that JetBlue Proposal did not constitute a Superior Proposal.

On May 16, 2022, JetBlue issued a press release announcing that it was commencing the Offer. Shortly thereafter, JetBlue filed with the SEC a Schedule TO containing our Offer to Purchase, the Letter of Transmittal and related documents, and JetBlue expects to file on May 16, 2022 the required notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) to begin antitrust review of the proposed combination with Spirit.

Also on May 16, 2022, JetBlue filed this Proxy Statement on Schedule 14A with the SEC to be used to solicit proxies in opposition to the Special Meeting Proposals.

CERTAIN INFORMATION REGARDING THE JETBLUE OFFER

Our Offer is described in our Offer to Purchase. Spirit stockholders are advised to read the Schedule TO, our Offer to Purchase, the Letter of Transmittal and all other applicable documents and any amendments or supplements thereto if and when they become available because each contains or will contain important information.

The purpose of our Offer is for JetBlue, through JetBlue Merger Sub, to acquire control of, and the entire equity interest in, Spirit. Our Offer, as the first step in the acquisition of Spirit, is intended to facilitate the acquisition of all of the issued and outstanding Shares. The purpose of the Potential Merger (as defined in our Offer to Purchase) is to acquire all of the outstanding Shares not tendered and purchased pursuant to our Offer. If the Minimum Tender Condition, the Merger Agreement Condition (each as defined below) and the other conditions of our Offer are satisfied and our Offer is consummated, the Potential Merger will be effected promptly following consummation of our Offer pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without the affirmative vote of the Spirit stockholders.

Our Offer is subject to certain conditions, including: (i) there being validly tendered and not withdrawn on or prior to the expiration of our Offer a number of Shares which, together with any Shares then owned by JetBlue and its subsidiaries (including JetBlue Merger Sub), represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the “Minimum Tender Condition”); (ii) the Frontier Merger Agreement having been validly terminated in accordance with its terms (the “Termination Condition”); (iii) the Spirit stockholders having not adopted the Frontier Merger Agreement and not approved the transactions contemplated thereby (the “Vote Condition”); (iv) JetBlue, JetBlue Merger Sub and Spirit having entered into a definitive merger agreement (in form and substance satisfactory to JetBlue in its reasonable discretion) with respect to the acquisition of Spirit by JetBlue providing for a second-step merger pursuant to Section 251(h) of the DGCL, with Spirit surviving as a wholly-owned subsidiary of JetBlue, without the requirement for approval of any stockholder of Spirit, to be effected promptly following the consummation of our Offer, and such merger agreement having not been terminated and the conditions to effecting the Potential Merger pursuant to Section 251(h) of the DGCL being satisfied upon the acceptance for payment of Shares tendered pursuant to our Offer (the “Merger Agreement Condition”); (v) the applicable waiting period under the HSR Act, and any customary timing agreement with any governmental entity to toll, stay, or extend any such waiting period, or to delay or not to consummate our Offer, having expired or been earlier terminated (the “HSR Condition”); (vi) all consents, registrations, notices, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations required to be obtained from, or delivered to, as applicable, the U.S. Federal Aviation Administration (the “FAA”), the U.S. Department of Transportation (the “DOT”), and the Federal Communications Commission (the “FCC”) in connection with the consummation of our Offer having been obtained or delivered, as applicable (the “FAA/DOT/FCC Condition”); (vii) all other authorizations, consents, orders, approvals, filings, declarations and expirations of waiting periods required under the antitrust or competition laws of any foreign jurisdictions applicable to the transactions contemplated by this Offer to Purchase having been obtained; (viii) there not having occurred any change, event, circumstance, development, condition, occurrence or effect that, in the reasonable judgment of JetBlue, has had, or would reasonably be expected to have, individually or in the aggregate, a Spirit Material Adverse Effect (as defined in our Offer to Purchase); (ix) Spirit or any of its subsidiaries or affiliates not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of JetBlue, JetBlue Merger Sub’s or JetBlue’s ability to acquire the Shares or Spirit or otherwise diminishing the expected value to JetBlue or its subsidiaries of the acquisition of Spirit (the “No Impairment Condition”); and (x) JetBlue Merger Sub being satisfied, in its reasonable judgment, that it will not be subject to the restrictions of Section 203 of the DGCL (the “Section 203 Condition”). Each of the conditions of our Offer is set forth in full in Section 14—“Conditions of our Offer” of our Offer to Purchase, a copy of which is filed as exhibit to the Schedule TO.

Consummation of our Offer is not subject to any financing condition.

There is no guarantee that the conditions to our Offer will be met. As a result, Spirit stockholders cannot be guaranteed that the $30.00 per Share price offered in our Offer will be paid to them based solely on their rejection of the Frontier Merger Proposal.

JetBlue and JetBlue Merger Sub are seeking to negotiate a definitive agreement for the acquisition of Spirit by JetBlue and are prepared to begin such negotiations immediately. Subject to applicable law, we reserve the right to amend our Offer in any respect (including amending the Offer Price). In addition, in the event that we enter into a merger agreement with Spirit and such merger agreement does not provide for a tender offer, we reserve the right to terminate our Offer, in which case the Shares would, upon consummation of such merger, be converted into the consideration negotiated by us and Spirit and specified in such merger agreement.

CERTAIN INFORMATION REGARDING THE PROPOSED FRONTIER MERGER

At the Special Meeting, Spirit stockholders of record at the close of business on the Record Date will be voting on, among other things, whether to adopt the Frontier Merger Agreement. The following description of the Frontier Merger Agreement and the Proposed Frontier Transaction is adapted from the Spirit Definitive Proxy Statement and the information statement and proxy statement/prospectus filed on Form S-4 by Frontier with the SEC on March 11, 2022 (as amended on April 15, 2022, May 9, 2022, and May 10, 2022, and as may be amended from time to time thereafter, the “Frontier/Spirit Proxy Statement/Prospectus”), each of which contain a more detailed summary of the Proposed Frontier Transaction, and the latter of which contains the full text of the Frontier Merger Agreement.

Merger Consideration and Stock Ownership Following the Proposed Frontier Transaction

According to the Spirit Definitive Proxy Statement, under the terms of the Frontier Merger Agreement, at the Effective Time, each Share outstanding immediately prior to the Effective Time (other than shares held by a holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL, treasury shares and shares held by Frontier, Frontier Merger Sub or any of their respective wholly-owned subsidiaries) will be converted into a right to receive $2.13 in cash, without interest, and 1.9126 shares of Frontier common stock. The merger consideration is fixed and will not be adjusted; however, because the market price of Frontier common stock may fluctuate, Spirit stockholders cannot be sure of the market value of the stock consideration they will receive in exchange for their Shares in connection with the Proposed Frontier Transaction.

According to the Spirit Definitive Proxy Statement, based on the fully diluted number of shares of Frontier common stock and Shares as of February 4, 2022, the last trading day before public announcement of the Proposed Frontier Merger, it is expected that Frontier stockholders will hold approximately 51.5%, and Spirit stockholders will hold approximately 48.5%, of the fully diluted shares of the combined company immediately after the Effective Time.

Conditions to the Completion of the Proposed Frontier Merger

According to the Spirit Definitive Proxy Statement, the respective obligations of each party to consummate the Proposed Frontier Merger will be subject to the satisfaction or written waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

•

the Frontier Merger Agreement will have been adopted by the holders of Shares representing a majority in voting power of the outstanding Shares entitled to vote thereon at a meeting of Spirit’s stockholders;

•

the waiting period applicable to the consummation of the Proposed Frontier Merger under the HSR Act (and any customary timing agreement with any governmental entity to toll, stay or extend any such waiting period, or to delay or not to consummate the Proposed Frontier Merger entered into in connection with the Frontier Merger Agreement) will have expired or been terminated;

•

all consents, registrations, notices, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders and authorizations required to be obtained from, or delivered to, as applicable, the FAA, the DOT and the FCC in connection with the consummation of the Proposed Frontier Merger shall have been obtained or delivered, as applicable;

•

there will have been no governmental order issued enjoining or prohibiting the consummation of the Proposed Frontier Merger and no law in effect making illegal or otherwise prohibiting or preventing the consummation of the Proposed Frontier Merger;

•

the registration statement on Form S-4 filed by Frontier in connection with the Proposed Frontier Transaction shall have become effective in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending the effectiveness of such registration statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened unless subsequently withdrawn; and

•

the shares of Frontier common stock to be issued in the Proposed Frontier Merger shall have been authorized and approved for listing on The Nasdaq Stock Market LLC (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

According to the Spirit Definitive Proxy Statement, the obligations of Frontier and Frontier Merger Sub to consummate the Proposed Frontier Merger will be subject to the satisfaction or written waiver (where permissible) at or prior to the effective time of the Proposed Frontier Merger of each of the following conditions:

•

each representation or warranty of Spirit regarding: (i) Spirit’s organization, valid existence and good standing; (ii) (1) Spirit’s power and authority to execute and deliver the Frontier Merger Agreement, to perform its obligations under the agreement and to consummate the transactions contemplated by the Frontier Merger Agreement and (2) the due authorization of the execution and delivery of the Frontier Merger Agreement and the consummation of the transactions contemplated thereby, including the Proposed Frontier Merger, and the due and valid execution and delivery of the Frontier Merger Agreement; (iii) the absence of outstanding contractual obligations of Spirit affecting voting rights of, requiring the repurchase, redemption or disposition of, right of first refusal with respect to, requiring the registration for sale of, granting any preemptive or antidilutive rights with respect to or restricting the transfer of any Shares or other equity interests of Spirit; (iv) the inapplicability of state anti-takeover laws to the Frontier Merger Agreement and the consummation of the Proposed Frontier Merger; (v) the Spirit stockholder approval required to adopt the Frontier Merger Agreement; and (vi) with certain exceptions, the absence of brokerage, finders’, advisory or similar fees in connection with the transactions contemplated by the Frontier Merger Agreement, will be true and correct in all material respects as of the date of the Frontier Merger Agreement and the closing date of the Proposed Frontier Merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time);

•

each representation or warranty of Spirit regarding: (i) the number of Spirit’s authorized and outstanding capital stock; (ii) the absence of reserved capital stock other than a certain number reserved for issuance pursuant to certain Spirit restricted stock units, performance share awards, warrants and convertible notes; (iii) with certain exceptions, the absence of other equity interests or rights obligating Spirit to issue, acquire or sell any securities of Spirit; (iv) ownership of the equity interests of Spirit’s subsidiaries; and (v) the conversion rates and outstanding principal amounts under Spirit’s convertible notes will be true and correct in all respects (except for de minimis deviations) as of the date of the Frontier Merger Agreement and the closing date of the Proposed Frontier Merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects (except for de minimis deviations) as of such date or time);

•

all other representations and warranties of Spirit contained in the Frontier Merger Agreement (without giving effect to any references to any material adverse effect of Spirit or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations of Spirit regarding: (i) the absence of the occurrence of certain changes or events since January 1, 2021, that would have a Spirit material adverse effect; or (ii) in the term “Company Material Contract” as such term is defined in the Frontier Merger Agreement), will be true and correct in all respects as of the date of the Frontier Merger Agreement and the closing date of the Proposed Frontier Merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Spirit material adverse effect;

•

Spirit will have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the Frontier Merger Agreement at or prior to the closing of the Proposed Frontier Merger, or any breach or failure to do so will have been cured;

•	the receipt by Frontier of a certificate executed by an executive officer of Spirit certifying the satisfaction of the foregoing conditions; and

•	since the date of the Frontier Merger Agreement, there will not have occurred a material adverse effect on Spirit.

According to the Spirit Definitive Proxy Statement, the obligation of Spirit to consummate the Proposed Frontier Merger will be subject to the satisfaction or (to the extent permitted by applicable law) written waiver at or prior to the effective time of the Proposed Frontier Merger of each of the following conditions:

•

each representation or warranty of Frontier regarding: (i) Frontier’s organization, valid existence and good standing; (ii) (1) Frontier’s power and authority to execute and deliver the Frontier Merger Agreement, to perform its obligations under the agreement and to consummate the transactions contemplated by the Frontier Merger Agreement and (2) the due authorization of the execution and delivery of the Frontier Merger Agreement and the consummation of the transactions contemplated thereby, including the Proposed Frontier Merger, and the due and valid execution and delivery of the Frontier Merger Agreement; (iii) the absence of outstanding contractual obligations of Frontier affecting voting rights of, requiring the repurchase, redemption or disposition of, right of first refusal with respect to, requiring the registration for sale of, granting any preemptive or antidilutive rights with respect to or restricting the transfer of any shares of Frontier common stock or other equity interests of Frontier; and (iv) with certain exceptions, the absence of brokerage, finders’, advisory or similar fees in connection with the transactions contemplated by the Frontier Merger Agreement, will be true and correct in all material respects as of the date of the Frontier Merger Agreement and the closing date of the Proposed Frontier Merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time);

•

each representation or warranty of Frontier regarding: (i) the number of Frontier’s authorized and outstanding capital stock; (ii) the absence of reserved capital stock other than a certain number reserved for issuance pursuant to certain Frontier options, restricted stock unit awards, warrants and phantom units; (iii) with certain exceptions, the absence of other equity interests or rights obligating Frontier to issue, acquire or sell any securities of Frontier; and (iv) ownership of the equity interests of Frontier’s subsidiaries will be true and correct in all respects (except for de minimis deviations) as of the date of the Frontier Merger Agreement and the closing date of the Proposed Frontier Merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects (except for de minimis deviations) as of such date or time);

•

all other representations and warranties of Frontier contained in the Frontier Merger Agreement (without giving effect to any references to any material adverse effect of Frontier or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations of Frontier regarding: (i) the absence of the occurrence of certain changes or events since January 1, 2021, that would have a Frontier material adverse effect; or (ii) in the term “Company Material Contract” as such term is defined in the Frontier Merger Agreement), will be true and correct in all respects as of the date of the Frontier Merger Agreement and the closing date of the Proposed Frontier Merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Frontier material adverse effect;

•

each of Frontier and Frontier Merger Sub will have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the Frontier Merger Agreement, or any breach or failure to do so has been cured;

•	the receipt by Spirit of a certificate executed by an executive officer of Frontier certifying the satisfaction of the foregoing conditions; and

•	since the date of the Frontier Merger Agreement, there will not have occurred a material adverse effect on Frontier.

Termination; Termination Fees

Termination of the Frontier Merger Agreement

According to the Spirit Definitive Proxy Statement, in each case described below, the Frontier Merger Agreement may be terminated and the Proposed Frontier Merger abandoned by action taken or authorized by the board or boards of directors of the terminating party or parties. The Frontier Merger Agreement may be terminated by mutual written consent of Frontier and Spirit at any time prior to the Effective Time. In addition, the Frontier Merger Agreement may be terminated by either Spirit or Frontier if:

•

any court of competent jurisdiction or other governmental entity has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Proposed Frontier Merger, which order or other action has become final and nonappealable (which order the party seeking to terminate the Frontier Merger Agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, as required by the Frontier Merger Agreement);

•

the Effective Time has not occurred on or before February 5, 2023 (the “Outside Date”) (which Outside Date is subject to certain automatic extensions, as described in the Frontier Merger Agreement); or

•	the required Spirit stockholder approval is not obtained at the Spirit special meeting or any adjournment or postponement of the Spirit special meeting.

According to the Spirit Definitive Proxy Statement, the Frontier Merger Agreement may be terminated by Spirit if:

•

in connection with the Spirit Board causing Spirit to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the provisions in the Frontier Merger Agreement; or

•

there is: (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of the Frontier Merger Agreement by either Frontier or Frontier Merger Sub that would result in the failure of the conditions to the obligation of Spirit to effect the Proposed Frontier Merger to be satisfied; (ii) Spirit has delivered to Frontier written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of the Outside Date and 30 days after the notice of breach. Spirit cannot terminate for this reason if it has breached any covenant such that the condition to the Proposed Frontier Merger relating to performance of Spirit’s covenants is not satisfied or there is an uncured inaccuracy in any of Spirit’s representations and warranties such that the condition to the Proposed Frontier Merger relating to the truth and accuracy of Spirit’s representations and warranties is not satisfied.

According to the Spirit Definitive Proxy Statement, the Frontier Merger Agreement may be terminated by Frontier if:

•

at any time prior to the Effective Time: (i) the Spirit Board effects a change of board recommendation with respect to the adoption and approval of the Frontier Merger Agreement and the Proposed Frontier Merger; (ii) Spirit enters into any alternative acquisition agreement with a third party; (iii) the Spirit Board publicly recommends to its stockholders any acquisition proposal by a third party; (iv) where an acquisition proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), the Spirit Board fails to publicly reaffirm its recommendation of the Proposed Frontier Merger within ten business days after Frontier’s request; (v) where a tender or exchange offer is commenced, the Spirit Board fails to recommend against such offer’s acceptance by Spirit’s stockholders of such proposal (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than recommending rejection of such tender offer or exchange offer) within ten business days of the commencement of such proposal; or (vi) the Spirit Board formally resolves to take or publicly announces its intention to take any of the foregoing actions (any such occurrence, a “Triggering Event”); or

•

there is: (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of the Frontier Merger Agreement by Spirit that would result in the failure of the conditions to the obligation of Frontier to effect the Proposed Frontier Merger to be satisfied; (ii) Frontier has delivered to Spirit written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of the Outside Date and 30 days after the notice of breach. Frontier cannot terminate for this reason if it or Frontier Merger Sub has breached any covenant such that the condition to the Proposed Frontier Merger relating to performance of Frontier’s and Frontier Merger Sub’s covenants is not satisfied or there is an uncured inaccuracy in any of their representations and warranties of Frontier or Frontier Merger Sub contained in the Frontier Merger Agreement such that the condition to the Proposed Frontier Merger relating to the truth and accuracy of Frontier’s and Frontier Merger Sub’s representations and warranties is not satisfied.

Effect of Termination

According to the Spirit Definitive Proxy Statement, in the event the Frontier Merger Agreement is terminated in accordance with the termination provisions in the Frontier Merger Agreement, the Frontier Merger Agreement will become void and of no effect, and there will be no liability or obligation of Frontier, Frontier Merger Sub or Spirit or their subsidiaries, officers or directors except: (i) the confidentiality agreement between Frontier and Spirit and certain other provisions of the Frontier Merger Agreement, which shall remain in effect and (ii) any liabilities or damages incurred or suffered by a party as a result of the intentional breach by another party of any of its representations, warranties, covenants or other agreements set forth in the Frontier Merger Agreement prior to the date of such termination.

Transaction Expenses and Termination Fee

According to the Spirit Definitive Proxy Statement, except for expenses incurred in connection with printing and mailing the Spirit Definitive Proxy Statement and the Frontier/Spirit Proxy Statement/Prospectus, all SEC filing fees relating to the Proposed Frontier Merger, fees incurred in connection with the preparation of the pro forma financial statements and the fees in connection with the regulatory approvals required pursuant to the Frontier Merger Agreement and the fees in connection with the regulatory approvals required pursuant to the Frontier Merger Agreement and related to the Proposed Frontier Merger (each of which fees and expenses will be borne, in each case, equally by Frontier and Spirit), all fees and expenses incurred in connection with the preparation, negotiation and performance of the Frontier Merger Agreement and the consummation of the transactions contemplated by the Frontier Merger Agreement will be paid by the party incurring such expenses, whether or not the Proposed Frontier Merger is consummated. However, Spirit must pay Frontier a termination fee of $94.2 million if:

•	Spirit terminates the Frontier Merger Agreement in order to enter into an acquisition agreement with respect to a superior proposal;

•	Frontier terminates the Frontier Merger Agreement in connection with a Triggering Event; or

•

(i) the Frontier Merger Agreement is terminated (a) at the Outside Date, (b) because there is an intentional breach of Spirit’s covenant with respect to non-solicitation or the Spirit special meeting or (c) because the required Spirit stockholder approval is not obtained at the Spirit special meeting or any adjournment or postponement of the Spirit special meeting, (ii) prior to the date of the Spirit special meeting (or prior to the termination of the Frontier Merger Agreement if there has been no Spirit special meeting) an acquisition proposal has been publicly announced and is not withdrawn and (iii) at any time on or prior to the first anniversary of the termination of the Frontier Merger Agreement, Spirit consummates any acquisition proposal or enters into a definitive written agreement providing for the consummation of an alternative acquisition proposal that is ultimately consummated; provided that for purposes of clauses (ii) and (iii), the references to “20%” in the meaning of acquisition proposal are deemed to be references to “50%.”

According to the Spirit Definitive Proxy Statement, in the event that the Frontier Merger Agreement is terminated by either Frontier or Spirit because the Spirit stockholder approval of the proposal for the Proposed Frontier Merger is not obtained at the Spirit special meeting, then Spirit will pay to Frontier the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Frontier in connection with the transactions contemplated by the Frontier Merger Agreement up to $25.0 million. Any payment of the expense reimbursement will reduce, on a dollar-for-dollar basis, any termination fee that becomes due and payable under the Frontier Merger Agreement.

The foregoing description of the Frontier Merger Agreement is qualified in its entirety by reference to the full text of the Frontier Merger Agreement which is included as Exhibit 2.1 to the registration statement filed on Form S-4 by Frontier with the SEC on March 11, 2022 (as amended on April 15, 2022, May 9, 2022, and May 10, 2022, and as may be amended from time to time thereafter, the “Frontier/Spirit Proxy Statement/Prospectus”). The Spirit Definitive Proxy Statement also contains a more detailed summary of the terms of the Frontier Merger Agreement and additional related documents.

WE ARE SOLICITING PROXIES FROM SPIRIT STOCKHOLDERS TO VOTE “AGAINST” EACH OF THE SPECIAL MEETING PROPOSALS. WE BELIEVE OUR $30.00 PER SHARE ALL-CASH OFFER IS A SUPERIOR ALTERNATIVE FOR SPIRIT STOCKHOLDERS BECAUSE, AMONG OTHER THINGS, IT PROVIDES SUPERIOR AND MORE CERTAIN FINANCIAL VALUE THAN THE PROPOSED FRONTIER TRANSACTION AND, DUE TO THE DIVESTITURE COMMITMENTS AND REVERSE BREAK-UP FEE WE HAVE OFFERED TO THE SPIRIT BOARD, ENHANCED CLOSING CERTAINTY. IF YOU WANT TO PRESERVE YOUR OPPORTUNITY TO ACCEPT OUR SUPERIOR OFFER, VOTE “AGAINST” EACH OF THE SPECIAL MEETING PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY OR VOTING BY INTERNET OR TELEPHONE. A VOTE “AGAINST” THE FRONTIER MERGER PROPOSAL WILL NOT OBLIGATE YOU TO VOTE YOUR SHARES IN FAVOR OF ANY DEFINITIVE AGREEMENT PROVIDING FOR OUR OFFER.

CERTAIN INFORMATION REGARDING JETBLUE AND JETBLUE MERGER SUB

JetBlue is a Delaware corporation incorporated in 1998. The principal executive offices of JetBlue are located at 27-01 Queens Plaza North, Long Island City, New York 11101 (telephone number (718) 286-7900). JetBlue is a publicly-traded airline serving over 100 destinations across the United States, the Caribbean and Latin America, and between New York and London. JetBlue’s shares are traded on the NASDAQ Stock Market under trading symbol “JBLU.” JetBlue’s website is located at https://www.jetblue.com.

We offer our customers a distinctive flying experience which we refer to as the “JetBlue Experience.” We believe we deliver award-winning service that focuses on the entire customer experience, from booking an itinerary to arrival at the final destination. In 2021, we generated $6 billion in operating revenue. As of December 31, 2021, we had approximately 22,200 crewmembers.

We are a predominately point-to-point system carrier, with the majority of our routes touching at least one of our six focus cities: New York, Boston, Fort Lauderdale-Hollywood, Orlando, Los Angeles, and San Juan, Puerto Rico. All six of our focus cities are in regions with a diverse mix of traffic. Largely enabled by the Northeast Alliance with American Airlines Group Inc., we announced nine new “BlueCities” and 32 new routes in 2021. As of December 31, 2021, our network served 107 “BlueCities” in 31 states, the District of Columbia, the Commonwealth of Puerto Rico, the U.S. Virgin Islands, 24 countries in the Caribbean and Latin America, and England, our first country in Europe.

JetBlue Merger Sub is a Delaware corporation formed for the purpose of making our Offer to acquire the Shares subject to the terms and conditions set forth herein, and to date, has engaged in no activities other than those incidental to its formation and the commencement of our Offer. JetBlue Merger Sub is a direct wholly-owned subsidiary of JetBlue. The principal executive offices of JetBlue Merger Sub are located at 27-01 Queens Plaza North, Long Island City, New York 11101.

The names of the directors and executive officers of JetBlue and JetBlue Merger Sub who may be considered to be participants in this proxy solicitation and certain other information are set forth on Schedule I hereto.

On May 2, 2022, JetBlue purchased 100 Shares on the open market for a purchase price of $21.33 per Share, which represents less than one percent of the total Shares outstanding as of the Record Date. As of the date of this Proxy Statement: (i) Mr. B. Ben Baldanza, a member of the JetBlue board of directors and, from 2005 to 2016, Spirit’s Chief Executive Officer, beneficially owned 62,300 Shares; and (ii) Ms. Laurie Villa, JetBlue’s Chief People Officer and, from 2014 to 2021, Spirit’s Senior Vice President & Chief Human Resources Officer, beneficially owned 2,674 Shares. The Shares beneficially owned by each of Mr. Baldanza and Ms. Villa total less than one percent of the total Shares outstanding as of the Record Date.

Other than as set forth herein, none of JetBlue, JetBlue Merger Sub or any of the participants set forth on Schedule I hereto has any substantial interest, direct or indirect, by security holdings or otherwise, in the Proposed Frontier Merger.

OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING

In addition to soliciting proxies for the Frontier Merger Proposal, the Spirit Board is also soliciting proxies for the Special Meeting for the Compensation Proposal and the Adjournment Proposal.

The Compensation Proposal: A proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s executive officers that is based on or otherwise relates to the Proposed Frontier Merger.

The Adjournment Proposal: A proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Frontier Merger Proposal.

Because these other Special Meeting Proposals are designed to facilitate the approval of the Proposed Frontier Transaction and the adoption of the Frontier Merger Agreement, we recommend voting “AGAINST” all of the Special Meeting Proposals.

YOU CAN CAST YOUR VOTE WITH RESPECT TO ALL OF THE SPECIAL MEETING PROPOSALS ON OUR BLUE PROXY CARD. WE URGE YOU NOT TO RETURN ANY PROXY CARD THAT YOU RECEIVE FROM SPIRIT AND FRONTIER WITH RESPECT TO THE SPECIAL MEETING.

Other than as set forth above, JetBlue is not currently aware of any other proposals to be brought before the Special Meeting. Should other proposals be brought before the Special Meeting, the persons named on the BLUE proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of JetBlue as determined by JetBlue in its sole discretion, in which event, such persons will vote on such proposals in their discretion.

VOTING PROCEDURES

To vote “AGAINST” the Frontier Merger Proposal, the Compensation Proposal and the Adjournment Proposal, please sign and date the enclosed BLUE proxy card and return it promptly in the enclosed postage-paid envelope. Submitting a proxy will not affect your right to attend the Special Meeting and vote in person (via the Internet).

Date, Time and Place of the Special Meeting

The Special Meeting is scheduled to be held via live webcast on the Internet at www.virtualshareholdermeeting.com/SAVE2022SM, on June 10, 2022 at 9:00 a.m. Eastern Time, unless adjourned or postponed to a later date.

Record Date for the Special Meeting and Voting Rights

The Record Date to determine who is entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof is May 6, 2022. According to the Spirit Definitive Proxy Statement, as of the Record Date, there were 108,618,703 Shares issued and outstanding and entitled to vote at the Special Meeting. Each Spirit stockholder is entitled to one vote for any matter properly brought before the Special Meeting for each Share such holder owned at the close of business on the Record Date. Only Spirit stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting and any and all adjournments or postponements thereof.

As of the date of this Proxy Statement, JetBlue and its subsidiaries beneficially own 100 Shares, which were acquired in open market transactions prior to the Record Date.

Matters to Be Considered at the Special Meeting

Proposal 1: Adoption of the Frontier Merger Agreement. To consider and vote on the Frontier Merger Proposal.

Proposal 2: Approval, on an Advisory (Non-Binding) Basis, of Certain Compensatory Arrangements with Spirit’s Named Executive Officers. To consider and vote on the Compensation Proposal.

Proposal 3: Adjournments of the Special Meeting. To consider and vote on the Adjournment Proposal.

JetBlue strongly urges all Spirit stockholders to vote “AGAINST” each of the Frontier Merger Proposal, the Compensation Proposal and the Adjournment Proposal.

Quorum; Abstentions and Broker Non-Votes

Quorum at the Special Meeting: A quorum of stockholders is necessary to conduct the Special Meeting. The presence at the Special Meeting, in person (via the Internet) or by proxy, of holders of a majority in voting power of the Shares issued and outstanding and entitled to vote at the Special Meeting will constitute a quorum for the transaction of business. All Shares present in person (via the Internet) or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Special Meeting.

Under the NYSE rules, banks, brokers or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine.” Generally, a broker non-vote occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (b) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Under the NYSE rules, “non-routine” matters include the Frontier Merger Proposal, the Compensation Proposal and the Adjournment Proposal. Because all of the proposals to be voted on at the Special Meeting are non-routine matters and are contested, no broker non-votes are expected at the Special Meeting. As a result, if you hold your Shares in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in one of the ways indicated by your bank, broker or other nominee. The NYSE rules governing brokers’ discretionary authority will not permit brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Special Meeting.

Required Votes

The Frontier Merger Proposal

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Assuming a quorum is present, approval of the Frontier Merger Proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding Shares entitled to vote on the proposal.

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If you attend the Special Meeting in person (via the Internet) and do not vote or if you submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the applicable proposal. If you are a holder of Shares entitled to vote at the Special Meeting and you do not attend the Special Meeting in person (via the Internet) or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. This will have the effect of a vote “AGAINST” the Frontier Merger Proposal.

We recommend you to vote “AGAINST” the Frontier Merger Proposal.

The Compensation Proposal

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Assuming a quorum is present, approval of the Compensation Proposal requires the affirmative vote of a majority in voting power of the Shares which are present in person or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal.

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If you attend the Special Meeting in person (via the Internet) and do not vote or if you submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the applicable proposal. If you are a holder of Shares entitled to vote at the Special Meeting and you do not attend the Special Meeting in person (via the Internet) or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. Assuming a quorum is present at the Special Meeting, this will have no effect on the Compensation Proposal.

We recommend you to vote “AGAINST” the Compensation Proposal.

The Adjournment Proposal

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Whether or not a quorum is present, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the Shares which are present in person or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal.

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If you attend the Special Meeting in person (via the Internet) and do not vote or if submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the applicable proposal. If you are a holder of Shares entitled to vote at the Special Meeting and you do not attend the Special Meeting in person (via the Internet) or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. Assuming a quorum is present at the Special Meeting, this will have no effect on the Adjournment Proposal.

We recommend you to vote “AGAINST” the Adjournment Proposal.

Methods of Voting

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Special Meeting. Alternatively, you may vote by proxy by signing, dating and returning the proxy card, over the Internet or by telephone. Whether or not you plan to attend (via the Internet) the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Special Meeting, you may still attend the Special Meeting and vote via the Internet. In such case, your previously submitted proxy will be disregarded.

•	To vote by proxy over the Internet, follow the instructions provided on the proxy card.

•	To vote by telephone, you may vote by proxy by calling the toll-free number found on the proxy card.

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To vote by mail, complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote (via the Internet) at the Spirit special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Your bank or broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to us, or by voting over the Internet or by telephone, unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Your bank, broker or other nominee is obligated to provide you with a voting instruction form for you to use. A so called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. Under the current rules of the New York Stock Exchange, brokers, banks or other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently expected to be voted on at the Special Meeting are non-routine matters under applicable stock market exchange rules for which brokers do not have discretionary authority to vote, and therefore it is not expected that there will be any broker non-votes at the Special Meeting. Further, brokers, banks or other nominees who hold Shares on behalf of their customers may not give a proxy to Spirit to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank or broker how to vote will have: (i) the same effect as a vote “AGAINST” the Frontier Merger Proposal; (ii) no effect on the Compensation Proposal; and (iii) no effect on the Adjournment Proposal.

Revocability of Proxies

Any Spirit stockholder giving a proxy has the right to revoke it before the proxy is voted at the Special Meeting by any of the following actions:

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by sending a signed written notice of revocation to: (i) JetBlue Airways Corporation, Care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022; or (ii) Spirit’s corporate secretary, provided such statement is received prior to the Special Meeting;

•	by voting again by Internet or telephone at a later time before the closing of the polls;

•	by submitting a properly signed proxy card with a later date; or

•	by attending (via the Internet) the Special Meeting, revoking your proxy and voting in person.

Execution or revocation of a proxy will not in any way affect the Spirit stockholder’s right to attend the Special Meeting and vote in person (via the Internet).

YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY ATTENDING (VIA THE INTERNET) THE SPECIAL MEETING AND VOTING IN PERSON, BY SUBMITTING A DULY EXECUTED, LATER DATED PROXY BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD OR BY SUBMITTING A WRITTEN NOTICE OF REVOCATION TO EITHER (A) JETBLUE AIRWAYS CORPORATION, CARE OF INNISFREE M&A INCORPORATED, 20 OSER AVENUE, HAUPPAUGE, NY 11788, OR (B) THE PRINCIPAL EXECUTIVE OFFICES OF SPIRIT AT 2800 EXECUTIVE WAY, MIRAMAR, FLORIDA 33025. A REVOCATION MAY BE IN ANY WRITTEN FORM VALIDLY SIGNED BY THE RECORD HOLDER AS LONG AS IT CLEARLY STATES THAT THE PROXY PREVIOUSLY GIVEN IS NO LONGER EFFECTIVE. STOCKHOLDERS WHO HOLD THEIR SHARES IN A BANK OR BROKERAGE ACCOUNT WILL NEED TO NOTIFY THE PERSON RESPONSIBLE FOR THEIR ACCOUNT TO REVOKE OR WITHDRAW PREVIOUSLY GIVEN INSTRUCTIONS. WE REQUEST THAT A COPY OF ANY REVOCATION SENT TO SPIRIT OR ANY REVOCATION NOTIFICATION SENT TO THE PERSON RESPONSIBLE FOR A BANK OR BROKERAGE ACCOUNT ALSO BE SENT TO JETBLUE, CARE OF INNISFREE M&A INCORPORATED, AT THE ADDRESS BELOW SO THAT JETBLUE MAY DETERMINE IF AND WHEN PROXIES HAVE BEEN RECEIVED FROM THE HOLDERS OF RECORD ON THE RECORD DATE NECESSARY TO APPROVE THE SPECIAL MEETING PROPOSALS. UNLESS REVOKED IN

THE MANNER SET FORTH ABOVE, SUBJECT TO THE FOREGOING, DULY EXECUTED PROXIES IN THE FORM ENCLOSED WILL BE VOTED AT THE SPECIAL MEETING AS SET FORTH ABOVE.

DO NOT RETURN ANY PROXY CARD THAT YOU RECEIVE FROM SPIRIT. EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD FURNISHED BY SPIRIT, YOU HAVE THE RIGHT, AND IT IS NOT TOO LATE, TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. ONLY YOUR LATEST DATED PROXY COUNTS.

Attending the Special Meeting (via the Internet)

According to the Spirit Definitive Proxy Statement, all holders of Shares, including holders of record and stockholders who hold their Shares through banks, brokers, nominees or any other holder of record, are invited to attend the Special Meeting (via the Internet). Stockholders of record can vote electronically at the Special Meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote electronically at the Special Meeting.

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials, including annual reports, with respect to two or more stockholders sharing the same address by delivering a single copy of the documents addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one set of documents will be delivered to multiple stockholders sharing an address unless Spirit has received contrary instructions from one or more of the stockholders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of this Proxy Statement by calling Toll Free: Innisfree M&A Incorporated, (877) 800-5190.

WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEW CLEAR TO THE SPIRIT BOARD BY VOTING TODAY “AGAINST” EACH OF THE SPECIAL MEETING PROPOSALS BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. A VOTE “AGAINST” THE FRONTIER MERGER PROPOSAL WILL NOT OBLIGATE YOU TO VOTE YOUR SHARES IN FAVOR OF ANY DEFINITIVE AGREEMENT PROVIDING FOR OUR OFFER.

BY EXECUTING THE BLUE PROXY CARD, YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF. If you have any questions or require any assistance in voting your Shares, please contact:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll Free: (877) 800-5190

Banks and Brokers May Call Collect: (212) 750-5833

APPRAISAL RIGHTS

Spirit stockholders are entitled to appraisal rights in connection with the Proposed Frontier Merger. The procedures to be followed in order to perfect appraisal rights in connection with the Proposed Frontier Merger are set forth in the Spirit Definitive Proxy Statement. In addition to voting “AGAINST” the Frontier Merger Proposal at the Special Meeting, we urge all Spirit stockholders voting against the Proposed Frontier Transaction to exercise their appraisal rights, which entitle Spirit stockholders who perfect these rights to the fair value of their Shares, as determined by a Delaware court. Spirit, by admission of its own financial advisors, is worth more than the value of the Proposed Frontier Transaction, and the superior value of our Offer would be factors used by the court in determining fair value of your Shares. If the Spirit Board continues to refuse to negotiate with us and the Proposed Frontier Transaction is approved, appraisal is the only way to capture the value included in our Offer. Please consult your legal advisor before exercising appraisal rights.

SOLICITATION OF PROXIES

Except as set forth below, we will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for the solicitation of proxies in connection with this solicitation.

Proxies will be solicited by mail, telephone, facsimile, the Internet, e-mail, newspapers and other publications of general distribution and in person. Directors, officers and certain employees of JetBlue and the other potential participants listed on Schedule I hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

We have retained Innisfree M&A Incorporated (“Innisfree”) for solicitation and advisory services in connection with the Special Meeting, for which Innisfree will receive a fee in an amount not to exceed $500,000 in connection with the solicitation of proxies for the Special Meeting. We have also agreed to reimburse Innisfree for reasonable out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges. Innisfree will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders. We will bear the entire expense of soliciting proxies for the Special Meeting by or on behalf of JetBlue.

If you have any questions concerning this Proxy Statement or the procedures to be followed to execute and deliver a proxy, please contact Innisfree at the address or phone number specified above.

FORWARD-LOOKING STATEMENTS

Statements in this Proxy Statement contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent JetBlue leadership’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. When used in this document, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to JetBlue. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, those listed in JetBlue’s SEC filings, matters of which JetBlue may not be aware, the coronavirus pandemic including new and existing variants, the outbreak of any other disease or similar public health threat that affects travel demand or behavior, the outcome of any discussions between JetBlue and Spirit with respect to a possible transaction, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein, the conditions to the completion of the possible transaction, including the receipt of any required stockholder and regulatory approvals, JetBlue’s ability to finance the possible transaction and the indebtedness JetBlue expects to incur in connection with the possible transaction, the possibility that JetBlue may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spirit’s operations with those of JetBlue, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the possible transaction. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in JetBlue’s SEC filings, including but not limited to, JetBlue’s 2021 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this Proxy Statement might not occur. JetBlue’s forward-looking statements speak only as of the date of this Proxy Statement or as of the dates so indicated. JetBlue undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

OTHER INFORMATION

The information concerning Spirit, Frontier and the Proposed Frontier Transaction contained herein has been taken from, or is based upon, publicly available documents filed with the SEC by Spirit and Frontier and other publicly available information, including the Spirit Definitive Proxy Statement and the Frontier/Spirit Proxy Statement/Prospectus. Although we have no knowledge that would indicate that statements relating to Spirit, Frontier or the Proposed Frontier Transaction contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had access to the books and records of Spirit, were not involved in the preparation of such information and statements and are not in a position to verify any such information or statements.

Pursuant to Rule 14a-5(c) promulgated under the Exchange Act, we have omitted certain information regarding the following matters from this Proxy Statement and reference is made to the Spirit Definitive Proxy Statement for such additional information regarding those matters: the Frontier Merger Agreement, the Proposed Frontier Transaction, financial information regarding Frontier, Spirit and the Proposed Frontier Transaction, compensation plans and interest of Spirit’s directors and executive officers in the Proposed Frontier Transaction, the proposals to be voted upon at the Special Meeting, the Shares, the beneficial ownership of Shares by Spirit’s directors, executive officers and the principal holders thereof, certain information about Spirit and Frontier, other information concerning Spirit’s management, the deadline and procedures for submitting proposals for consideration at the next annual meeting of stockholders of Spirit and certain other matters regarding Spirit and the Special Meeting.

Spirit files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the website maintained by the SEC at https://www.sec.gov or from commercial document retrieval services.

The information in this Proxy Statement concerning our Offer is taken from, and qualified in its entirety by reference to, the full text of our Offer to Purchase and the Letter of Transmittal.

THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES WITH RESPECT TO THE PROPOSED FRONTIER TRANSACTION AND IS NOT A SOLICITATION OF PROXIES WITH RESPECT TO OUR OFFER OR A REQUEST FOR THE TENDER OF SHARES IN OUR OFFER. OUR OFFER IS BEING MADE ONLY BY MEANS OF AN OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.

VOTE “AGAINST” EACH OF THE SPECIAL MEETING PROPOSALS BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF YOUR PROXY CARD IS MAILED IN THE UNITED STATES. WE URGE YOU TO VOTE TODAY BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD.

DO NOT RETURN ANY PROXY CARD THAT YOU RECEIVE FROM SPIRIT. EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD FURNISHED BY SPIRIT, YOU HAVE THE RIGHT AND IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. ONLY YOUR LATEST-DATED PROXY COUNTS.

IF A SPIRIT STOCKHOLDER RETURNS A BLUE PROXY CARD THAT IS SIGNED, DATED AND NOT MARKED WITH RESPECT TO A PROPOSAL, THAT STOCKHOLDER WILL BE DEEMED TO HAVE VOTED “AGAINST” THE FRONTIER MERGER PROPOSAL, THE COMPENSATION PROPOSAL OR THE ADJOURNMENT PROPOSAL, AS APPLICABLE.

SPIRIT STOCKHOLDERS ARE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED FRONTIER MERGER. THE PROCEDURES TO BE FOLLOWED IN ORDER TO PERFECT APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED FRONTIER MERGER ARE SET FORTH IN THE SPIRIT DEFINITIVE PROXY STATEMENT. IN ADDITION TO VOTING “AGAINST” THE FRONTIER MERGER PROPOSAL AT THE SPECIAL MEETING, WE URGE ALL SPIRIT STOCKHOLDERS VOTING AGAINST THE PROPOSED FRONTIER TRANSACTION TO EXERCISE THEIR APPRAISAL RIGHTS, WHICH ENTITLE SPIRIT STOCKHOLDERS WHO PERFECT THESE RIGHTS TO THE FAIR VALUE OF THEIR SHARES, AS DETERMINED BY A DELAWARE COURT. SPIRIT, BY ADMISSION OF ITS OWN FINANCIAL ADVISORS, IS WORTH MORE THAN THE VALUE OF THE PROPOSED FRONTIER TRANSACTION, AND THE SUPERIOR VALUE OF OUR OFFER WOULD BE FACTORS USED BY THE COURT IN DETERMINING FAIR VALUE OF YOUR SHARES. IF THE SPIRIT BOARD CONTINUES TO REFUSE TO NEGOTIATE WITH US AND THE PROPOSED FRONTIER TRANSACTION IS APPROVED, APPRAISAL IS THE ONLY WAY TO CAPTURE THE VALUE INCLUDED IN OUR OFFER. PLEASE CONSULT YOUR LEGAL ADVISOR BEFORE EXERCISING APPRAISAL RIGHTS.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

JetBlue Airways Corporation

Sundown Acquisition Corp.

May 16, 2022

IMPORTANT VOTING INFORMATION

1. If your Shares are held in your own name, please sign, date and return the enclosed BLUE proxy card in the postage-paid envelope provided.

2. If your Shares are held in “street name,” only your broker, bank or other nominee can vote your Shares and only upon receipt of your specific instructions. If your Shares are held in “street name,” return the enclosed BLUE proxy card in the envelope provided, or contact the person responsible for your account to vote on your behalf and to ensure that a BLUE proxy card is submitted on your behalf.

3. Do not sign or return any proxy card you may receive from Spirit. If you have already submitted a proxy card, it is not too late to change your vote—simply sign, date and return the BLUE proxy card. Only your latest dated proxy will be counted.

4. Only the Spirit stockholders of record as of the close of business on the Record Date (May 6, 2022) are entitled to vote at the Special Meeting. We urge each stockholder to ensure that the holder of record of his or her Share(s) signs, dates, and returns the enclosed BLUE proxy card as soon as possible.

If you have any questions or require any assistance in voting your Shares, please contact:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll Free: (877) 800-5190

Banks and Brokers May Call Collect: (212) 750-5833

THIS PROXY IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF SPIRIT. JETBLUE AND JETBLUE MERGER SUB HAVE FILED WITH THE SEC THE SCHEDULE TO CONTAINING OUR OFFER TO PURCHASE, FORM OF LETTER OF TRANSMITTAL AND OTHER DOCUMENTS RELATING TO OUR OFFER. THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT OUR OFFER, AND THE SPIRIT STOCKHOLDERS ARE URGED TO READ THEM. JETBLUE AND JETBLUE MERGER SUB WILL PREPARE AND FILE WITH THE SEC A DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED FRONTIER MERGER AGREEMENT AND OTHER RELATED MATTERS AND MAY FILE OTHER PROXY SOLICITATION MATERIAL IN CONNECTION THEREWITH. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER PROXY SOLICITATION MATERIAL WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. EACH SUCH PROXY STATEMENT WILL BE FILED WITH THE SEC. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF ANY DOCUMENTS FILED BY JETBLUE WITH THE SEC AT THE SEC’S WEBSITE (WWW.SEC.COM) OR BY DIRECTING SUCH REQUESTS TO INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR OUR OFFER, AT (877) 800-5190 (TOLL FREE FOR STOCKHOLDERS) OR (212) 750-5833 (COLLECT FOR BANKS AND BROKERS).

SCHEDULE I

INFORMATION CONCERNING DIRECTORS AND OFFICERS OF JETBLUE AND JETBLUE MERGER SUB WHO MAY BE PARTICIPANTS AND INTERESTS OF POTENTIAL PARTICIPANTS

Directors and Officers of JetBlue Who May Be Participants

The following tables set forth the name and present principal occupation or employment of each director and executive officer of JetBlue who may be a participant in the solicitation. Unless otherwise indicated, the current business address of each person is 27-01 Queens Plaza North, Long Island City, New York 11101. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual’s name refers to employment with JetBlue.

BOARD OF DIRECTORS

Name
B. Ben Baldanza	Robert Leduc
Peter Boneparth	Teri McClure
Monte Ford	Sarah Robb O’Hagan
Robin Hayes	Vivek Sharma
Ellen Jewett	Thomas Winkelmann

EXECUTIVE OFFICERS

Name	Present Principal Occupation or Employment
Dave Clark	Head of Revenue and Planning
Carol Clements	Chief Digital and Technology Officer
Joanna Geraghty	President and Chief Operating Officer
Robin Hayes	Chief Executive Officer
Ursula Hurley	Chief Financial Officer
Brandon Nelson	General Counsel and Corporate Secretary
Laurie Villa	Chief People Officer

Directors and Officers of JetBlue Merger Sub Who May Be Participants

The following tables set forth the name and present principal occupation or employment of each director and executive officer of JetBlue Merger Sub who may be a participant in the solicitation. Unless otherwise indicated, the current business address of each person is 27-01 Queens Plaza North, Long Island City, New York 11101. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual’s name refers to employment with JetBlue.

BOARD OF DIRECTORS

Name
Robin Hayes
Ursula Hurley
Brandon Nelson

EXECUTIVE OFFICERS

Name	Present Principal Occupation or Employment
Robin Hayes	President & Chief Executive Officer
Ursula Hurley	Chief Financial Officer & Treasurer
Brandon Nelson	Secretary

SCHEDULE II

SECURITY OWNERSHIP OF SPIRIT AIRLINES, INC. PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following tables are based on information set forth in Spirit’s definitive proxy statement on Schedule 14A filed with the SEC on March 30, 2022 (the “Spirit 2022 Annual Meeting Proxy Statement”).

The following table sets forth the beneficial ownership of the Shares as of March 15, 2022, for the following: (i) each member of the Spirit Board; (ii) each named executive officer of Spirit; and (iii) all directors and executive officers of Spirit as a group.

Executive Officers and Directors
Name of Beneficial Owner	Shares of Spirit Common Stock Beneficially Owned (1)		Percentage Ownership of Outstanding Spirit Common Stock
Edward M. Christie III	158,855		< 1%
Scott M. Haralson	30,007		< 1%
John Bendoraitis	37,758		< 1%
Matthew H. Klein	28,071		< 1%
Thomas C. Canfield	54,701		< 1%
Carlton D. Donaway	10,490		< 1%
Mark B. Dunkerley	9,083		< 1%
H. McIntyre Gardner	30,645		< 1%
Robert D. Johnson	13,600		< 1%
Barclay G. Jones III	21,882		< 1%
Christine P. Richards	19,083		< 1%
Myrna M. Soto	5,837		< 1%
Dawn M. Zier	16,667		< 1%
All 17 current directors and executive officers as a group	482,786	(2)	< 1%

(1)	Amounts shown do not include any unvested units or any deferred vestings.
(2)	Includes 6,972 Shares that are exercisable or vesting within sixty (60) days of March 15, 2022, according to the Spirit 2022 Annual Meeting Proxy Statement.

The following table sets forth the beneficial ownership of the Shares as of March 15, 2022, for each person who is known by Spirit to be beneficially own more than 5% of the outstanding Shares.

5% Stockholders
Name of Beneficial Owner	Shares of Spirit Common Stock Beneficially Owned (1)	Percentage Ownership of Outstanding Spirit Common Stock
The Vanguard Group (3)	9,787,189	9.0%
BlackRock, Inc. (4)	8,168,581	7.5%

(3)	Has a principal business address at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(4)	Has a principal business address at 55 East 52nd Street, New York, New York 10055.

IMPORTANT

If your Shares are held in your own name, please use the BLUE proxy card to vote by Internet or telephone or sign, date and return the enclosed BLUE proxy card today. If your Shares are held through a broker, a bank or other nominee in “street name,” only your broker, bank or other nominee can vote your shares and only upon receipt of your specific instructions. Please return the enclosed BLUE voting instruction form in the envelope provided or contact the person responsible for your account to ensure that a BLUE proxy card is voted on your behalf. If your broker, bank or other nominee provides for voting instructions to be delivered to them by Internet or telephone, instructions to do so will be included on the enclosed BLUE voting instruction form.

We urge you not to sign or return any proxy card you may receive from Spirit, even as a protest vote against the Proposed Frontier Transaction.

If you have any questions or require any assistance in voting your Shares, please contact:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll Free: (877) 800-5190

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[Preliminary Copy – Subject to Completion] PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. ´ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ï´ SPIRIT AIRLINES, INC. THIS PROXY IS SOLICITED BY JETBLUE AIRWAYS CORPORATION IN OPPOSITION TO THE PROPOSED COMBINATION OF SPIRIT AIRLINES, INC. AND FRONTIER GROUP HOLDINGS, INC. 2022 SPECIAL MEETING OF STOCKHOLDERS – JUNE 10, 2022, AT 9:00 a.m. ET The undersigned hereby appoints [ ] , [ ] and [ ], and each of them (in each case with the power to act without the others), with full power of substitution, as proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of common stock of Spirit Airlines, Inc., that the undersigned would be entitled to vote if personally present (via the Internet) at the 2022 Special Meeting of Stockholders of Spirit Airlines, Inc., including any adjournments, postponements thereof. If this proxy is signed and returned, it will be voted in accordance with your instructions. If you do not specify how the proxy should be voted, this proxy will be voted “AGAINST” Proposals 1, 2 and 3. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the 2022 Special Meeting. Continued and to be signed and dated on reverse side (continued and to be signed on the reverse side)

SPIRIT AIRLINES, INC. YOUR VOTE IS IMPORTANT. Please take a moment now to vote your shares of Spirit Airlines, Inc. Common Stock for the upcoming 2022 Special Meeting of Stockholders. YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS: Submit your proxy by Internet [GRAPHIC APPEARS HERE]Please access https://www.proxyvotenow.com/save (please note you must type an “s” after “http”). Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below. Submit your proxy by Telephone [GRAPHIC APPEARS HERE]Please call toll-free from the U.S. or Canada at [ ] on a touch-tone telephone. (If outside the U.S. or Canada, call [ ].) Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below. CONTROL NUMBER: You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card. Submit your proxy by Mail [GRAPHIC APPEARS HERE]If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the postage-paid envelope provided to: [ ] ´ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ´    Please mark vote as in this sample We recommend that you vote AGAINST Proposals 1, 2, and 3. To adopt the Agreement and Plan of Merger, dated as of February 5, 2022, as it may be amended from time to time by and between Spirit Airlines, Inc., Frontier Group Holdings, Inc. and Top Gun Acquisition Corp; To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the merger; and To approve one or more adjournments of the Spirit special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal. FOR    AGAINST     ABSTAIN     FOR AGAINST     ABSTAIN

Date:     , 2022 Signature Signature (if jointly held) Title(s) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.